Exhibit 10(d)

Agenda Date:  6/7/06
Agenda Item:  2C
STATE OF NEW JERSEY
Board of Public Utilities
2 Gateway Center
Newark, NJ 07102
www.bpu.state.nj.us

IN THE MATTER OF THE PETITION OF JERSEY CENTRAL POWER & LIGHT COMPANY FOR A BONDABLE STRANDED COSTS RATE ORDER IN ACCORDANCE WITH N.J.S.A. 48:3-49 ET SEQ.; TO AUTHORIZE THE RECOVERY OF ITS BASIC GENERATION SERVICE (“BGS”) TRANSITION COSTS (INCLUDING FEDERAL, STATE AND LOCAL TAX LIABILITIES ASSOCIATED THEREWITH); TO AUTHORIZE THE IMPOSITION OF A NON-BYPASSABLE BGS TRANSITION BOND CHARGE; TO AUTHORIZE THE ISSUANCE AND SALE OF NOT MORE THAN $204 MILLION AGGREGATE PRINCIPAL AMOUNT OF BGS TRANSITION BONDS IN ONE OR MORE SERIES WITH A SCHEDULED AMORTIZATION UPON ISSUANCE OF UP TO FIFTEEN (15) YEARS; TO APPROVE THE USE OF TRANSITION BOND PROCEEDS TO REFINANCE OR RETIRE OUTSTANDING DEBT AND/OR EQUITY AND TO APPROVE THE FORMULA FOR THE CALCULATION AND ADJUSTMENT OF THE BGS TRANSITION BOND CHARGE AND THE BGS MARKET TRANSITION CHARGE-TAX RELATED THERETO.

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	OFFICE OF THE ECONOMIST BONDABLE STRANDED COSTS RATE ORDER BPU DOCKET NO. ER03020133
(SERVICE LIST ATTACHED)

BY THE BOARD:

On February 14, 2003, Jersey Central Power & Light Company (“Petitioner” or “JCP&L”) filed a Petition with the Board of Public Utilities (“Board” or “BPU”), pursuant to the Electric Discount and Energy Competition Act, N.J.S.A. 48:3-49 et seq., (“EDECA”), requesting that the BPU issue an irrevocable Bondable Stranded Costs Rate Order (“BSCRO”) for recovery of JCP&L’s Basic Generation Service (“BGS”) Transition Costs incurred during the period (“Transition Period”) from August 1, 1999 through July 31, 2003 (“Deferred BGS Balance”), as well as related tax liabilities, and other related costs. Specifically, Petitioner requested that the BPU authorize: (i) the imposition of a non-bypassable Transition Bond Charge (“TBC”), as provided in N.J.S.A. 48:3-67, and the collection of such charge (the “BGS Transition Bond Charge” or “BGS

TBC”) by JCP&L or another entity approved by the Board; (ii) the imposition of a non-bypassable BGS Market Transition Charge-Tax (“BGS MTC-Tax”) to recover the federal, state and local tax liabilities associated with the receipt of revenue from billing the BGS Transition Bond Charge; (iii) the sale of BGS Bondable Transition Property (as defined below) to an approved financing entity (the “SPE”); (iv) the issuance and sale of not more than $204 million aggregate principal amount of transition bonds (“BGS Transition Bonds” or “transition bonds”) by the SPE to recover JCP&L’s net-of-tax Deferred BGS Balance, as recorded on its books as of the end of the month preceding the issuance of the BGS Transition Bonds, together with Upfront Transaction Costs (as defined below) associated therewith; and (v) the formula for the calculation and adjustment of the BGS TBC and BGS MTC-Tax to provide for the recovery of the principal and interest on the BGS Transition Bonds, associated costs and related tax liabilities.

Petitioner asserts that the proceeds of the BGS Transition Bonds (net of Upfront Transaction Costs (as defined below) will be used by or on behalf of JCP&L solely for the purpose of recovering its unamortized BGS Transition Costs, through the refinancing or retirement of its debt or equity, or both.

I.	BACKGROUND AND PROCEDURAL HISTORY

Basic Generation Service (“BGS”) is a regulated electric generation service provided, pursuant to N.J.S.A. 48:3-57, to any electric utility customer that has not chosen an alternative power supplier. N.J.S.A. 48:3-51. Since August 1, 1999, the state’s four electric public utilities (sometimes referred herein as “electric distribution companies” or “EDCs”) have been responsible for the provision of BGS. BGS Transition Costs are the amounts by which the payments by an EDC for the procurement of BGS supply and related ancillary and administrative costs have exceeded the net revenues from the BGS charges established by the Board, pursuant to EDECA, during the Transition Period. Such payments include payments made by an EDC pursuant to power purchase agreements (“PPAs”) with non-utility generators (“NUGs”), PPAs with other utilities and transition power purchase agreements (“TPPAs”) with purchasers of an EDC’s generating stations or to suppliers pursuant to a competitive procurement process for BGS supply during the Transition Period, and related administrative costs.

The Board’s Summary and Final Restructuring Orders as to JCP&L1  (collectively, “Restructuring Orders”) provided, among other things, that for the first three years of the Transition Period, JCP&L would obtain its BGS supply from any remaining Company-owned generating assets and purchase power commitments, including NUG PPAs, utility PPAs and TPPAs, as well as a strategy that considered a combination of products including, but not limited to, spot market purchases and short-term advance purchases, including financial instruments. The Restructuring Orders further provided that JCP&L’s BGS supply for the fourth and final year of the Transition Period (August 1, 2002-July 31, 2003) (“Year 4”) would be procured via a competitive bidding process. To the extent that JCP&L’s prudently incurred BGS supply costs exceeded the pre-established BGS prices reflected in rates during the Transition Period, such costs would be subject to deferral and subsequent recovery with interest at a Board-approved rate at the end of the Transition Period.

1    I/M/O Jersey Central Power & Light Company, d/b/a GPU Energy - Rate Unbundling, Stranded Cost and Restructuring Filings, BPU Dkt. Nos. EO97070458 et seq. (May 24, 1999, March 7, 2001).

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By Order dated June 6, 2001, the Board directed JCP&L and the other three New Jersey EDCs to each file, by June 29, 2001, specific proposals to implement a Request for Proposals (“RFP”) process for Year 4 of the Transition Period.2  On June 29, 2001, the four EDCs filed a generic proposal, with individual company-specific addenda, recommending that BGS supply be secured by means of a simultaneous, multi-round, descending clock auction. By Order dated December 11, 2001, the Board approved a State-wide auction process for obtaining BGS supply for Year 4 and directed New Jersey’s four EDCs, including JCP&L, to make compliance filings in response thereto. On December 12, 2001, JCP&L made its compliance filing, which included, among other things, a request for approval of its proposed accounting and cost recovery for its Year 4 BGS costs, including, but not limited to, a determination that: (i) the difference between its BGS revenue and BGS costs would be deferred; (ii) interest on this deferral would be accrued pending recovery at a rate equal to the yield on seven-year constant-maturity U.S. Treasury notes plus 60 basis points; and (iii) there existed a presumption of prudence with respect to the reasonableness of its Year 4 BGS supply costs. By Letter Order dated December 14, 2001, the Board approved JCP&L’s compliance filing, including a presumption of prudence and reasonableness of its Year 4 BGS supply costs.

The Year 4 BGS auction was held in February 2002. By Order dated February 15, 2002, the Board certified the final results of the BGS auction in their entirety and approved the closing price for each EDC, including JCP&L.

On August 1, 2002, JCP&L filed a petition for review and approval of its deferred balances (“deferred balances case”), Docket No. ER02080507. In its petition, among other things, JCP&L sought the recovery of its Deferred BGS Balance accumulated during the Transition Period. JCP&L’s deferred balances case was transmitted by the Board to the Office of Administrative Law (“OAL”), and was consolidated with its petition for an increase in and adjustments to its unbundled rates and charges for electric service and other charges (“base rate case”), Docket No. ER02080506, which was also transmitted to the OAL for hearings. The Board retained independent auditors (“Auditors”) to perform an audit to verify the amount of JCP&L’s deferred balances, including its Deferred BGS Balance. The Audit was to be performed in two phases, the first phase covering the first three years of the Transition Period, and the second phase (the “Phase II Audit”) covering Year 4.

On September 9, 2002, amendments to EDECA were enacted (P.L. 2002, c.84), which granted the Board the authority to permit the issuance of transition bonds for the recovery of up to the full amount of an EDC’s reasonably and prudently incurred BGS Transition Costs, as defined in N.J.S.A. 48:3-51, subject to certain criteria being met.

Consolidated public hearings in JCP&L’s base rate, deferred balances and related cases were held on December 10, 2002 and January 6, March 13 and March 21, 2003. Evidentiary hearings concerning the deferred balances case were held on March 5 and April 28, 2003. On July 2, 2003, the Administrative Law Judge (“ALJ”) rendered an Initial Decision for the Board’s consideration, in which she adopted the terms of a non-unanimous Stipulation of Settlement (“Settlement Proposal”) among JCP&L and various parties to the deferred balances case, the base rate case and certain other proceedings that had been consolidated with these cases, which proposed to resolve all matters in the consolidated dockets (other than a proceeding dealing with JCP&L’s remediation adjustment clause, which was the subject of a separate

2    I/M/O the Provision of Basic Generation Service pursuant to the Electric Discount and Energy Competition Act, N.J.S.A. 48:3-49 et seq. BPU Docket Nos. EX01050303, EO01100654, EO01100655, EO01100656, and EO001100657 (June 6, 2001).

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Stipulation of Settlement), including the deferred balances case. Supporting Comments, Exceptions and Reply Exceptions to the Initial Decision were filed with the Board.

By Summary Order in Docket Nos. ER02080506 et al., dated August 1, 2003 (“Summary Order”), the Board rejected the Initial Decision and the Settlement Proposal and, instead, made various summary findings. Among other things, the Summary Order disallowed $152.5 million of JCP&L’s Deferred BGS Balance and authorized JCP&L to recover through its Market Transition Charge (renamed Non-Utility Generation Charge (“NGC”) effective September 1, 2004), on an interim basis, its remaining projected Deferred BGS Balance of $465.5 million, at an annual amount of $48.5 million, exclusive of sales and use tax, subject to a true-up to reflect actual data through July 31, 2003, and to reflect the findings of the Phase II Audit and a recalculation of the return on Company-owned generation, as well as a recalculation of interest necessitated by the disallowance and by certain adjustments provided for in the Summary Order. Amendments No. 1 and 2 to the Petition filed on September 19 and December 1, 2003, respectively, generally reflected the foregoing adjustments.

The Board issued a more detailed Final Order in the consolidated dockets on May 17, 2004 (“Final Order”). The Final Order, which superseded the Board’s Summary Order, provided a fuller discussion of the issues, as well as the reasoning in support of the Board’s determinations.

On August 18, 2003, JCP&L had filed with the Board a Motion for Rehearing, Reconsideration and Partial Remand of the Summary Order (“Initial Motion”), and on June 1, 2004, after issuance of the Final Order, JCP&L filed a Supplemental and Amended Motion for Rehearing, Reconsideration and Partial Remand (“Supplemental and Amended Motion” and, together with the Initial Motion, the “Motion of Rehearing”). Opposing briefs and related submissions in connection with both the Initial Motion and the Supplemental and Amended Motion were also filed. By a Secretary’s letter dated July 16, 2004, the Board confirmed the granting, in part, of JCP&L’s Motion for Rehearing. All of the outstanding issues with respect to these proceedings, including the deferred balances case, were resolved by a Stipulation of Settlement, dated May 25, 2005, that was approved, with certain modifications, by Board Order dated May 31, 2005. Among other things, the Stipulation of Settlement and approving Board Order provided for JCP&L to provide a rate reduction of $8.0 million annually, effective June 1, 2005, “in anticipation of the savings to be realized from the securitization” of the Deferred BGS Balance. Thus, JCP&L has already passed on to its customers a portion of the savings from the issuance of the Transition Bonds.

After JCP&L filed the instant Petition to securitize its Deferred BGS Balance, the Board initially retained Bear Stearns & Co. as its financial advisor (“Financial Advisor” or “FA”) to assist the Board and its Staff in analyzing the petition, and fulfilling its statutory responsibilities under EDECA with respect to the potential issuance of BGS Transition Bonds.

At a conference convened by Board Staff on November 20, 2003, Board Staff, JCP&L and the Division of the Ratepayer Advocate (“Ratepayer Advocate” or “RPA”) agreed to a procedural schedule. Pursuant to that schedule, as part of the filing of Amendment No. 2 to the instant Petition on December 1, 2003, JCP&L attached and incorporated by reference excerpts from three pieces of testimony that had been previously filed by Michael J. Filippone (direct and rebuttal) and Thomas C. Navin (rebuttal), both from JCP&L, in connection with its deferred balances and base rate cases. The Ratepayer Advocate prefiled the direct testimony of its consultant, James A. Rothschild, on January 16, 2004.

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On or about January 15, 2004, Petitioner published notice of the filing and of a public hearing to be held on February 5, 2004 in Newark in newspapers circulated within its electric service territory.

A public hearing was conducted before Commissioner Alter on February 5, 2004. No members of the public appeared at the public hearing. At the hearing, Messrs. Filippone, Navin and Rothschild testified, as did Curtis Probst of Goldman, Sachs & Co., the lead underwriter of the proposed bonds, and Ellen Lapson of Fitch Ratings, a credit rating agency. In addition, David Rush of Bear Stearns & Co., the Financial Advisor to the Board and its Staff in this matter, made a brief statement. An opportunity for questioning of the above-referenced witnesses by Commissioner Alter and Board Staff was provided. On February 27, 2004, JCP&L and the Ratepayer Advocate filed post-hearing comments.

Subsequently, the Board determined that it would be advisable to issue a Request for Proposals (“FA RFP”) for a Financial Advisor to assist the Board and its Staff during the remainder of the process leading to the issuance of the BGS Transition Bonds. The FA RFP was issued in December 2005 and, after evaluating the submitted proposals, the Board, at its agenda meeting on February 1, 2006, selected Bear Stearns & Co. as the Financial Advisor for the remainder of the process. To ensure that the issuance of BGS Transition Bonds would produce maximum benefits for JCP&L’s customers, including the lowest transition bond charges consistent with market conditions and the terms of this Bondable Stranded Costs Rate Order, the Board determined that its Financial Advisor, under the supervision of Board Staff, should participate directly and in advance with JCP&L and its underwriters in all discussions and negotiations regarding the structuring, marketing, and pricing of the BGS Transition Bonds. Notwithstanding the above, the Board, acting through its designee pursuant to N.J.S.A. 48:3-62(c), retains ultimate and final authority to approve or disapprove the proposed structuring, marketing, and pricing of the BGS Transition Bonds and related transactions.

Following the selection of the Financial Advisor (“FA”), Board Staff met with JCP&L and the Ratepayer Advocate and JCP&L was required to update all pertinent information with regard to its deferred balance and securitization request. In light of the time that had lapsed since parties had filed comments in February 2004, the Ratepayer Advocate was permitted to file additional comments on April 6, 2006 and JCP&L filed its response to those comments on April 10, 2006.

II.	THE PROPOSED TRANSITION BOND TRANSACTION

a.	Proposed Structure-Overview

A general description of the Transition Bond Transaction structure, as proposed by JCP&L in its Petition, as amended, follows. This proposed structure is subject to modification, subject to the terms and conditions of this Order, and depending on the requirements of tax authorities, input from the Board’s Financial Advisor, input from underwriters in conjunction with the marketing of the Transition Bonds, and input from the rating agencies selected to assign credit ratings to the Transition Bonds. Pricing of the Transition Bonds will be determined by JCP&L in consultation with its underwriters and the Financial Advisor, subject to ultimate and final approval by the Designee of the Board (the “Designee”), pursuant to the requirements of EDECA. The structure and terms of the Transition Bond Transaction will be fixed based on such approved pricing.

Pursuant to N.J.S.A. 48:3-62(a), N.J.S.A. 48:3-62(c) and N.J.S.A. 62(g), Petitioner seeks the issuance of a BSCRO, authorizing it to securitize the unamortized balance of its July 31, 2003 Deferred BGS Balance, net of tax, together with its reasonable costs incurred in issuing the

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BGS Transition Bonds, including the Financial Advisor’s fees (“Upfront Transaction Costs”).3   Petitioner requests that the BSCRO provide, among other things, for: (1) the imposition of the BGS Transition Bond Charge by Petitioner or another entity approved by the Board; (2) the imposition of the related BGS MTC-Tax to recover the federal, state and local tax liabilities associated with the receipt of revenue from billing the BGS Transition Bond Charge; (3) the sale of BGS Bondable Transition Property (as defined below), together with related rights, to a bankruptcy-remote, special purpose financing entity (“SPE”); (4) the issuance and sale of BGS Transition Bonds by the SPE, in the amount approved by the Board, the proceeds of which are to be applied to the recovery of the unamortized balance of Petitioner’s July 31, 2003 net-of-tax Deferred BGS Balance, together with Upfront Transaction Costs associated therewith; and (5) approval of the formula for the calculation and adjustment of the BGS Transition Bond Charge and the BGS MTC-Tax to provide for recovery of the principal and interest on the BGS Transition Bonds and related tax liabilities. Petitioner requests that adjustments to the BGS MTC-Tax be made in the same manner and at the same time as the BGS TBC is adjusted.

N.J.S.A. 48:3-62(c)(3) provides that the Board may authorize the issuance of transition bonds for the recovery of up to the full amount of an EDC’s reasonably and prudently incurred BGS Transition Costs based on the criteria that such amount will produce benefits to ratepayers, including the lowest BGS transition bond charges consistent with market conditions and the terms of the BSCRO. The net proceeds of the transition bonds must be used by or on behalf of the EDC solely for the purpose of reducing the amount of BGS Transition Costs through the refinancing or retirement of electric public utility debt or equity or both. N.J.S.A. 48:3-62(a).

N.J.S.A. 48:3-62(g) provides that an EDC may make a filing to request the Board to authorize the issuance of BGS Transition Bonds and to issue a BSCRO for the recovery of BGS Transition Costs. After notice and the opportunity for hearing, the Board may render a determination authorizing the issuance of BGS Transition Bonds if the statutory criteria are met. Prior to such bonds being issued, after the structure and pricing of the bonds are known, the Board’s Designee must certify that the structure and pricing of the BGS Transition Bonds assure the lowest transition bond charges consistent with market conditions and the terms of the BSCRO. Such certification, when made by the Board’s Designee after the pricing of the bonds, is final and uncontestable as of its date. Id.

On February 6, 2002, the Board issued an Order in Docket No. EF99080615 (the “2002 BSCRO”), authorizing JCP&L to recover a portion of its stranded generation costs, pursuant to N.J.S.A. 48:3-62(b) and (c), through the issuance and sale of up to $320 million aggregate principal amount of transition bonds by a special purpose financing subsidiary of Petitioner. The 1999 BSCRO also authorized the sale of Bondable Transition Property, as defined by EDECA, and the imposition of a non-bypassable TBC and MTC-Tax, and approved a formula for the calculation and adjustment thereof. On June 11, 2002, Petitioner sold its right, title and interest in the Bondable Transition Property to JCP&L Transition Funding LLC (“Transition Funding”), a special purpose, bankruptcy remote subsidiary of Petitioner formed for such purpose, and Transition Funding issued and sold $320 million of its Transition Bonds, Series 2002-A in payment therefore (the “2002 Transition Bond Transaction”). JCP&L asserts that the structure and terms and conditions for which approval is requested in this Petition are substantially similar

3    Petitioner initially requested recovery of up to $3.7 million in costs (including, but not limited to, redemption premiums, unamortized costs of issuance, interest and preferred dividends accruing on or after the issuance of the Transition Bonds and other fees, costs and charges relating thereto) that it would incur to retire its debt or preferred equity, or both (“Capital Reduction Costs”). However, Petitioner has since withdrawn its request to securitize its Capital Reduction Costs.

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to those approved by the Board in the 2002 BSCRO. The Board emphasizes, however, that its experience with BSCROs has been evolving since 2002, and that several BSCROs have been issued for other EDCs in the interim period. Thus, the Board’s review of this Petition is a de novo review, and its Order in this matter will address the specifics of this Petition, as spelled out and discussed in this Order, and the record developed in this case, without reference to, or reliance upon, the 2002 BSCRO.

JCP&L asserts that the entire amount of the net proceeds received from the issuance of the BGS Transition Bonds shall be used to refinance or retire its outstanding debt or equity or both and to pay any accrued interest and accrued preferred dividends from the date of issuance of the BGS Transition Bonds to the date of retirement, and to pay any premium, unamortized discounts and other fees, costs and charges associated with such retirement. Petitioner will account to the Board for the use of the net proceeds, so as to assure that the entire savings from the bond issuance is passed on to Petitioner’s electric customers, in accordance with N.J.S.A. 48:3-62(a), recognizing that $8 million of annual savings relating to the securitization have already been passed on to customers as part of the May 25, 2005 Stipulation of Settlement, as discussed above.

b.	Proposed Structure of the Transition Bonds Transaction

JCP&L asserts that the structure of the BGS Transition Bonds proposed in its Petition is subject to modification, depending upon the requirements of the taxing authorities, and input from underwriters in connection with the marketing of the BGS Transition Bonds and credit rating agencies selected by Petitioner to assign ratings to the BGS Transition Bonds. This proposed structure is also subject to modification, depending upon input from the Board’s Financial Advisor, and subject to the terms and conditions of this Order. Petitioner asserts that the proposed structure is intended to minimize debt service costs and correspondingly maximize ratepayer savings by obtaining the best possible rating for the BGS Transition Bonds as asset-backed securities (“ABS”).

JCP&L requests authority to securitize its July 31, 2003 net-of-tax Deferred BGS Balance as recorded on its books as of the end of the month preceding the issuance of the BGS Transition Bonds, as well as its Upfront Transaction Costs, as described more fully in Section (c) below. Petitioner also seeks to recover in the BGS TBC the principal and interest on the BGS Transition Bonds, together with the costs of paying, administering and servicing, credit enhancing and over-collateralizing (if necessary) the BGS Transition Bonds (“Ongoing BGS Transition Bond Costs” as more fully described in Section (d) below), and in the BGS MTC-Tax, all federal and state tax liabilities associated with the BGS Transition Costs and the collection of the BGS TBC (the “Tax Component”), as more fully described herein. Petitioner requests authority to use the proceeds of the BGS Transition Bonds to recover its BGS Transition Costs, plus Upfront Transaction Costs. JCP&L proposes that the BGS Transition Bond Charge be a separate, non-bypassable charge assessed and collected from all its customers and/or the customers of any successor distribution company within its service territory as such service territory exists as of the date of this Petition, except as provided in N.J.S.A. 48:3-77.

Petitioner asserts that the principal asset securing the BGS Transition Bonds will be the BGS Bondable Transition Property created pursuant to this BSCRO. For convenience of usage in this BSCRO, there are numerous references to the holding and transfer of BGS Bondable Transition Property by JCP&L and others. However, BGS Bondable Transition Property arises, and constitutes a vested, presently existing property right, only upon (i) its transfer to an assignee and (ii) receipt of consideration therefore. It will be vested in the SPE as an original

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right and not by assignment from any other entity. Petitioner further asserts that pursuant to N.J.S.A. 48:3-65, this BSCRO and the BGS Transition Bond Charges authorized hereby will become irrevocable upon this Order becoming effective in accordance with its terms, upon certification by the Designee, and upon written consent of Petitioner, pursuant to N.J.S.A. 48:3-68, and that after it becomes effective, this BSCRO cannot be rescinded, altered, repealed, modified or amended by the Board or any other governmental entity, nor impaired by the State of New Jersey, pursuant to N.J.S.A. 48:3-66.

Petitioner asserts that the SPE has been formed as a new, non-utility, bankruptcy-remote special purpose entity, wholly owned by JCP&L, and that JCP&L will provide the initial capitalization of such SPE. Petitioner states that it will sell the BGS Bondable Transition Property (as herein defined) to the SPE in a transaction which, under N.J.S.A. 48:3-72, will be a legal true sale and absolute transfer to such SPE, and that the SPE will constitute a “financing entity” as defined in N.J.S.A. 48:3-51.

Petitioner proposes that, in order to raise the funds to purchase the BGS Bondable Transition Property from JCP&L, the SPE will issue and sell BGS Transition Bonds, the net proceeds of which will be paid to Petitioner. The SPE will issue and sell, as asset-backed securities, the BGS Transition Bonds in one of the following ways: 1) as a negotiated underwritten public sale in a public offering; 2) in a private placement; or 3) in a limited public offering under Rule 144A adopted by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Securities Act”).  JCP&L asserts that essentially all prior securitizations of utility stranded costs or BGS Transition Costs in New Jersey, including its 2002 Transition Bond Transaction, have been or are proposed to be structured as ABS and sold as a negotiated, underwritten public sale . To the extent that it may be more cost-effective to market the BGS Transition Bond Transaction as a private placement or as a limited public offering under Rule 144A, Petitioner indicates that it will do so. Petitioner asserts that the expertise of an underwriter is critical to the structuring, pricing and marketing of securities in the ABS market, and, accordingly, that such underwriter(s) will be engaged to perform these functions, subject to the approval of the Board, acting through its designated Staff with input from the Financial Advisor. The Financial Advisor and Goldman, Sachs & Co., the lead underwriter of the proposed bonds, have advised Board Staff that each believes an underwritten, negotiated public sale is the most common form of marketing for highly structured securities like the BGS Transition Bonds and that a competitive bid process would not provide a lower BGS TBC than a negotiated sale.

Petitioner asserts that all of the assets of the SPE, including, without limitation, the BGS Bondable Transition Property and the other collateral of the SPE (the “Other SPE Collateral”), will be pledged as collateral to secure the BGS Transition Bonds. Petitioner asserts that the Other SPE Collateral may include (without limitation): (1) the rights of the SPE under the BGS Transition Bond Transaction documents, including a sale agreement by which the SPE acquires the BGS Bondable Transition Property and receives certain indemnification from the Petitioner; (2) a servicing agreement by which Petitioner or any successor in that capacity acts as servicer of the BGS Bondable Transition Property and is responsible for the related billing, collection and remittance of the BGS TBC and BGS MTC-Tax (the “Servicer”); (3) an agreement by which the SPE will be administered; (~~4~~) various trust accounts and subaccounts held by a Bond Trustee in which pledged funds of the SPE will be deposited, including, but not limited to, the general subaccount; the capital subaccount, the reserve subaccount and the overcollateralization subaccount (if any), which together with any additional accounts and subaccounts comprise the collection account; (5) any investment earnings on amounts held by the Bond Trustee (as defined below); (6) the equity capital of the SPE; and (7) any hedging agreements entered into in connection with any variable rate bonds. Petitioner has provided Board Staff and the Board’s

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Financial Advisor with drafts in substantially final form of the sale agreement, the servicing agreement, the administration agreement and the Indenture.

In its Petition, JCP&L requested that the Board approve the issuance of BGS Transition Bonds with a scheduled amortization not exceeding 15 years at the time of issuance, as permitted by N.J.S.A. 48:3-62(d), and with a final legal maturity beyond such scheduled maturity in order to comply with the structural requirements of the rating agencies, minimize overcollateralization requirements (if any) and enhance the prospects of securing the highest possible credit rating for the BGS Transition Bonds. Petitioner proposes to assign different maturities to portions of the bonds (called “tranching”) to provide a level overall annual cost and permit investors to select their preferred investment term. Petitioner asserts that this should result in lower interest costs and thus provide a benefit to ratepayers. Petitioner further requests that the duration of the BGS MTC-Tax be identical to the duration of the BGS Transition Bond Charge.

c.	Recovery of Upfront Transaction Costs

Petitioner asserts that, in order to issue the BGS Transition Bonds and to produce benefits for its customers, it will incur Upfront Transaction Costs. Upfront Transaction Costs include, among other items, the underwriting spread, marketing expenses, advisory fees, rating agency fees, accounting fees, any SEC registration fees (assuming a registered public offering), printing and marketing expenses, trustee fees, legal fees, the servicer set-up fee and the administrative cost of forming the SPE. Petitioner has estimated that Upfront Transaction Costs of up to approximately $3.5 million would be incurred, which amount may vary, in part, based on the factors described below.

Petitioner requests authority to recover the Upfront Transaction Costs from the proceeds of the sale of the BGS Transition Bonds, as authorized by N.J.S.A. 48:3-64, and to include such costs as Bondable Stranded Costs. JCP&L further asserts that the right to recover such amounts is conveyed by the BGS Bondable Transition Property. BGS Transition Bond proceeds will be set aside by Petitioner to pay Upfront Transaction Costs, exclusive of underwriters’ discount, which will be netted from the proceeds of the bonds. Petitioner asserts that actual Upfront Transaction Costs will depend upon, among other variables, whether the BGS Transition Bonds are registered with the SEC, how many credit ratings are obtained, final legal and trustee costs, and final compensation of the Board’s Financial Advisor. Petitioner proposes to credit back to ratepayers any excess bond proceeds set aside to pay Upfront Transaction Costs and not applied for such purpose or to the recovery of JCP&L’s Deferred BGS Balance within 12 months of the bond issuance date. To the extent prior payment of such costs is made by Petitioner, Petitioner will be reimbursed from the proceeds of the BGS Transition Bonds.

d.	Recovery of Ongoing BGS Transition Bond Costs

Petitioner requests recovery of the Ongoing BGS Transition Bond Costs through the BGS TBC. Petitioner asserts that the primary Ongoing BGS Transition Bond Costs are the principal and interest on the BGS Transition Bonds. Other Ongoing BGS Transition Bond Costs include the servicing fee of .125% of the initial principal amount of the Transition Bonds (the “Servicing Fee”) paid to JCP&L as the Servicer (as defined below), or such higher fee (of up to 1.25%) as may be payable to a successor Servicer subject to Board approval4 , the ongoing cost of any

4  Pursuant to N.J.S.A. 48: 3-71 (f), the Board may, at its discretion, establish criteria for the selection of any entity that may become a servicer of bondable transition property upon default or the adverse material change in financial condition of the electric public utility.

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credit enhancement and any overcollateralization authorized in this BSCRO and required to obtain the highest ratings, and the net costs of any hedging arrangements entered into in connection with any variable rate BGS Transition Bonds.

Petitioner asserts that there will be a small amount of additional Ongoing BGS Transition Bond Costs, i.e., an administration fee, legal and accounting fees, directors’ or managers’ fees, rating agency fees, and trustee fees, an accounting of which will be provided to the Board. Petitioner asserts that such costs are “bondable stranded costs” pursuant to N.J.S.A. 48:3-51, and that the right to recover these costs is conveyed by the BGS Bondable Transition Property. Thus, JCP&L contends that these costs are includable in the BGS TBC in accordance with N.J.S.A. 48:3-64.

e.	Approval of Final Terms and Conditions: BGS Transition Bond Transaction

Pursuant to the 2002 amendments to EDECA (P.L. 2002, ch. 84), the Board may authorize the issuance of transition bonds for the recovery of up to the full amount of an EDC’s reasonably and prudently incurred BGS transition costs, based on the criteria that such amount will produce benefits for customers of the EDC, which include the lowest transition bond charges consistent with market conditions at the time of pricing and the terms of the BSCRO. N.J.S.A. 48:3-62 (c) (3). After the pricing of the BGS Transition Bonds, when the final terms and pricing are known, in order for the transaction to proceed, the Board or its Designee must approve the final terms and conditions of the BGS Transition Bonds, and must certify that the structure and pricing of the BGS Transition Bonds assure that JCP&L’s customers will pay the lowest BGS TBC consistent with market conditions at the time of pricing and the terms of this BSCRO.  N.J.S.A. 48:3-64(a)(3).

In order to assure that the Board and its Designee have all the information that they deem necessary to fulfill their statutory mandates, Petitioner will fully cooperate with and promptly provide any requested information to the Board’s Designee, Board Staff and the Financial Advisor. On the day the BGS Transition Bonds are priced, Petitioner will file with the Board’s Designee a Pricing Advice Certificate in the form of Appendix D attached to this Order.

On the day of the Designee’s receipt of the Pricing Advice Certificate, the Designee will also receive a certification from the Financial Advisor in a form acceptable to the Designee. In addition, the Designee, upon the advice of the Financial Advisor, shall receive certifications from the lead underwriter that, in its judgment and subject to the assumptions, qualifications and limitations contained therein, the marketing, structuring and pricing of the BGS Transition Bonds (and any such hedging arrangement) are reasonable in the light of then current market conditions and the terms of this Order and will result in ratepayers paying the lowest BGS TBC consistent with then current market conditions and the terms of this Order. Petitioner requests that after the Board’s Designee has reviewed the filed Pricing Advice Certificate and other certifications required by the Designee (at the time of the pricing of the BGS Transition Bonds and as described herein or at such other time as directed by the Designee), and finds them to be satisfactory, the Board’s Designee file with the Board a Certification stating that the structure and pricing of the BGS Transition Bonds assures that Petitioner’s customers will pay the lowest BGS Transition Bond Charge consistent with market conditions at the time of pricing and the terms of this Order. The proposed Certification by the Designee would also approve the terms and conditions of the BGS Transition Bonds, including scheduled amortizations of up to 15 years and final legal maturities of up to 17 years, if required to obtain the highest possible credit

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ratings for the BGS Transition Bonds; semi-annual or quarterly payments on the BGS Transition Bonds, depending upon input from rating agencies and the FA, tax considerations and market conditions at the time of the pricing of BGS Transition Bonds; and the structuring of debt service on the BGS Transition Bonds upon issuance, so that the sum of the principal and interest payments on the BGS Transition Bonds, together with certain other components of the BGS TBC, will be approximately levelized as in a mortgage amortization. The associated BGS MTC-Tax may be adjusted from time to time to reflect the changing principal and interest components of the debt service on the BGS Transition Bonds.

f.	BGS Transition Bond Charge

Upon the issuance of the BGS Transition Bonds, Petitioner will include the BGS TBC in its charges to ratepayers. Petitioner asserts that the right to recover the BGS TBC will constitute separate Bondable Transition Property and for purposes of Petitioner’s tariff will be separate and distinct from the Transition Bond Charge authorized by the Board’s 2002 BSCRO. JCP&L proposes that the TBC from the 2002 BSCRO and the BGS TBC be combined for customer billing and administrative purposes, but such amounts will be separately recorded on its books pending payment to the Bond Trustee. Similarly, JCP&L proposes that the MTC-Tax from the 2002 BSCRO and BGS MTC-Tax be combined for administrative and billing purposes, but separately recorded on its books and available to the Board and its Staff.

Petitioner asserts that, from time to time, the BGS TBC will be reset by a formula to a level intended to recover the sum of the Ongoing BGS Transition Bond Costs, including, without limitation: (i) the principal of (in accordance with the Expected Amortization Schedule approved by the Designee after the pricing of the BGS Transition Bonds), and interest on, the BGS Transition Bonds authorized by the Board pursuant to this Order; (ii) the costs of administering the SPE; (iii) the costs of servicing the BGS Transition Bonds, including servicing and trustee fees, expenses and indemnities; (iv) amounts required to fund or replenish the overcollateralization account (if any) in accordance with the overcollateralization schedule (if any) approved at pricing of the BGS Transition Bonds, as well as reimbursement of any amounts drawn from the SPE’s capital account; and (v) the ongoing expenses of any other credit enhancement agreement, including any amount or termination payment that might become due and payable by the SPE as a result of any interest hedging agreement entered into in connection with floating rate BGS Transition Bonds, if issued. The required periodic payment of all such amounts, including deficiencies on past due amounts for any reason, is hereinafter referred to as the “Periodic Payment Requirement” and the total of such requirements, until paid in full, is hereinafter referred to as the “Total Payment Requirement.” See Appendix F.

Petitioner proposes that the BGS MTC-Tax be adjusted at the same time and substantially in the same manner as the BGS TBC, to recover all taxes incurred in billing the BGS TBC. Petitioner proposes that the formula used to adjust the BGS TBC and the BGS MTC-Tax consider assumptions as may need to be adjusted from time to time, including but not limited to energy sales forecasts, customer payment and charge-off patterns, defaults by third party suppliers (as described herein), the Periodic Payment Requirement and, with respect to the BGS MTC-Tax, the applicable state and federal income tax rates in effect from time to time.

Petitioner requests that the BGS Transition Bond Charges remain in effect until the SPE, as owner of the BGS Bondable Transition Property, has received sufficient funds from the BGS Transition Bond Charge to discharge the Total Payment Requirement, and that the BGS MTC-Tax remain in effect until all associated tax liabilities have been recovered.

Petitioner proposes that the TBC from the 2002 BSCRO and the BGS-TBC, together with their related MTC-Tax charges, be combined with the non-utility generation charge on each non-

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residential customer’s bill as a single separate line item. For residential customers, the two TBCs, together with their related MTC-Tax charges would be combined with the customer’s electric distribution charges as a single item. All bills would, in addition, contain in text or in a footnote a statement that such combined charges represent Bondable Transition Property sold pursuant to the 2002 BSCRO and BGS Bondable Transition Property sold pursuant to this BSCRO, and that such property is being collected by Petitioner on behalf of the SPEs, as owners of their respective Bondable Transition Property.

g.	Periodic Adjustments to the BGS Transition Bond Charge and MTC-Tax

N.J.S.A. 48:3-64(b) requires a BSCRO to provide for mandatory periodic adjustments by the Board of the BGS TBC (“True-Up Mechanism”) upon petition of the affected EDC, its assignee or financing entity, to conform the transition bond charges to the schedule of payments and principal and interest on the transition bonds previously approved by the Board or its Designee pursuant to N.J.S.A. 48:3-64(a). Such periodic formulaic adjustments must be made at least annually. JCP&L asserts that, as servicer under the Servicing Agreement, it will be responsible for filing documentation with the Board for any necessary periodic adjustments which it may request the Board to authorize pursuant to this BSCRO. JCP&L as servicer under the Servicing Agreement and any lawful successor to JCP&L as servicer is hereinafter referred to as the “Servicer.”

Although Petitioner expects to file for annual adjustments, it also requests authorization to file more frequently than annually, i.e., quarterly, if necessary for credit rating purposes. Under N.J.S.A. 48:3-64(b), the Servicer shall propose such an adjustment in a filing with the Board made at least 30 days in advance of the date upon which the adjustment is requested to become effective. Petitioner proposes that any such proposed adjustment shall become effective on an interim basis on the date that it is requested to become effective, absent a determination of manifest error by the Board, and shall become final 60 days after filing, absent a Board Order to the contrary finding a manifest error. “Manifest error” means an arithmetic error evident on the face of the filing.

Petitioner also requests that the Board authorize periodic adjustments of the BGS MTC-Tax. Such adjustments would be made at least annually to reconcile the revenue received for income taxes to the income taxes required to be paid on the taxable net revenue received from billing the BGS Transition Bond Charge. Petitioner requests that the adjustments be made at the same time and in the same manner as set forth in the True-Up Mechanism for the BGS Transition Bond Charge in order to assure receipt of sufficient funds to recover tax liabilities incurred in billing the BGS Transition Bond Charge. Petitioner also requests that, upon its petition, the BGS MTC-Tax be adjusted based upon assumptions described in the formula described herein, as those assumptions are adjusted from time to time in accordance with the formula described herein. (See Attachment 3a to Appendix F.) Petitioner asserts that a delay in the periodic adjustment of the BGS MTC-Tax will not in any way adversely affect or delay implementation of the periodic adjustment of the BGS Transition Bond Charge described in the preceding paragraph.

Petitioner also requests authorization to petition the Board for permission to make “non-routine” adjustments, to accommodate changes to the formula described herein, if deemed appropriate by Petitioner to remedy a significant and recurring variance between actual and expected BGS Transition Bond Charge collections. Petitioner states that any such filing would have to be made at least 90 days prior to the proposed effective date, and could not be implemented without prior written Board approval.

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Petitioner asserts that it intends to make routine annual and quarterly true-up filings for the BGS TBC and the BGS MTC-Tax. By way of example, currently, pursuant to the 2002 BSCRO, Petitioner intends to file for adjustments with respect to the 2002 Transition Bond Transaction annually through May 1, 2016, and will file quarterly thereafter commencing August 1, 2016.

h.	Remittance of BGS Transition Bond Charges

Petitioner proposes to remit, in its capacity as Servicer, at least monthly, to the BGS Transition Bond trustee (“Bond Trustee”) the revenue received from billing the BGS Transition Bond Charge, based on the collection methodology described by Petitioner. Petitioner asserts that this methodology is similar to that approved in the 2002 BSCRO; however, Petitioner proposes that, in the instant case, if collections are remitted less frequently than daily, Petitioner will credit ratepayers, not less frequently than annually, with an amount equal to the earnings (calculated using the average daily federal funds rate during the monthly remittance period) on the average daily balances of such collections to (but not including) the remittance date to the Bond Trustee. Petitioner asserts that, as Servicer, it will receive the BGS Transition Bond Charge collections daily and, as authorized by N.J.S.A. 48:3-64(e), it may commingle BGS Transition Bond Charge collections with the 2002 Transition Bond Charge collections and with other customer payments until the remittance date to the Bond Trustee.

Petitioner proposes that BGS Transition Bond Charge collections from each customer will be applied first to the payment of the New Jersey Sales and Use Tax, which Petitioner will collect for remittance to the State and not for its own account or that of the SPE, and which are not “charges” for purposes of the following allocations, then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of a customer’s total electric charges will be allocated pro rata, based on the proportions that the aggregate transition bond charges, the related MTC-Tax and the Petitioner’s other charges bear to the total of such electric charges billed, (i) to the BGS Transition Bond Charge (or for so long as more than one series of transition bonds remains outstanding, to the aggregate transition bond charges for all series of transition bonds), (ii) to the BGS MTC-Tax (or for so long as more than one series of transition bonds remains outstanding, to the aggregate MTC-Tax for all series of transition bonds) and (iii) to the Petitioner’s other charges. For so long as more than one series of transition bonds remains outstanding, the portion of the payment that is allocated to the aggregate transition bond charges and the aggregate MTC-Tax will be further allocated among those respective series, pro rata, based on the amounts owed in respect of the transition bond charge and MTC-Tax related to each such series.

Petitioner asserts that the Bond Trustee will retain BGS Transition Bond Charge collections received from Petitioner, as Servicer, until the Bond Trustee pays to the appropriate parties scheduled principal and interest payments and all servicing fees and ongoing expense payments as well as any unpaid amounts from prior payment dates related to the foregoing and any required additions to or replenishments of the collection account referred to below. These distributions are expected to be made on a quarterly or semi-annual basis. Petitioner further states that, as described in the Indenture provided to Staff and the FA, the Bond Trustee will hold all BGS Transition Bond Charge collections received between the remittance date and distribution date in the general subaccount of a collection account, and will invest the funds in the collection account in securities that mature on or before the next scheduled distribution date, in accordance with rating agency criteria for investment of such funds. The investment income earned in the trust accounts held by the Bond Trustee may be used to satisfy currently scheduled interest and principal payments on the BGS Transition Bonds and related expenses, to distribute to the SPE (as a return on equity) an amount equal to interest earnings on the

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capital subaccount and to satisfy scheduled overcollateralization amounts (if any). Any earnings in excess of required amounts in such trust accounts (and not required to be remitted to the SPE as a return on equity) will be held in the reserve subaccount and will reduce the BGS TBC through the True-Up Mechanism.

Petitioner proposes that, upon retirement of all outstanding BGS Transition Bonds and payment of any related Ongoing BGS Transition Bond Costs, any remaining amounts held by the Bond Trustee will be released to the SPE and ultimately returned to the Petitioner as an equity distribution. At that time, Petitioner will credit to its customers against their distribution charges, or in such other manner as determined by the Board, any amounts so received from the SPE that exceed the sum of (i) the initial amount of the equity contribution to the SPE, (ii) the investment earnings on funds in the capital subaccount, and (iii) the amount of any unpaid charges in respect of the BGS MTC-Tax.

i.	Credit Enhancement

Petitioner proposes that the BGS Transition Bond documents incorporate the True-Up Mechanism authorized by N.J.S.A. 48:3-64(b), as described above, and overcollateralization amounts (if any) or other means of credit enhancement as required by the rating agencies or taxing authorities, as approved by the Board or its Designee.

Petitioner proposes that the Board authorize within the BGS TBC an overcollateralization amount to be collected, if necessary, over time in addition to the principal (in accordance with the expected amortization schedule) and interest payable on the BGS Transition Bonds and the other Ongoing BGS Transition Bond Costs. JCP&L proposes that it be permitted to determine the overcollateralization amount (if any) needed to satisfy the rating agencies, with input from the rating agencies and taxing authorities, as well as the FA and the underwriter, prior to the time BGS Transition Bonds are priced, subject to the approval of the Designee. Petitioner anticipates that the overcollateralization amount will not be greater than 0.5% of the initial aggregate principal amount of the BGS Transition Bonds.5  It is possible that the rating agencies may require additional credit enhancement, the terms of which will be set forth in the Issuance Advice Letter and will be subject to the approval of the Designee. As with other components of the BGS TBC, the overcollateralization component, if any, (and any other credit enhancement) will be incorporated into each periodic adjustment to the extent necessary using the True-Up Mechanism to the extent practicable.

Petitioner asserts that customers will receive credit against other rates then in effect equal to the amount of any collateral remaining after satisfaction of the Total Payment Requirement less any amount of any unpaid charges in respect of the BGS MTC-Tax (and after return of Petitioner’s equity, together with interest earnings thereon, as discussed above). As a result, overcollateralization, if any is included in the TBC, would not significantly reduce customer benefits from the BGS Transition Bond Transaction.

j.	Formation of the SPE

Petitioner has formed the new SPE as a Delaware limited liability company and a wholly-owned, non-utility special purpose subsidiary of JCP&L.

5    JCP&L advises that its understanding is that under current market conditions overcollateralization will not be required. Therefore, at this time it is expected that there will not be overcollateralization.

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Petitioner asserts that the fundamental organizational documents of the SPE will impose significant limitations upon the activities of the SPE and the ability of Petitioner to take actions as the holder of the equity interest therein. For example, the SPE will be formed for the limited purpose of acquiring the BGS Bondable Transition Property and Other SPE Collateral and issuing and selling the BGS Transition Bonds and entering into agreements and engaging in other activities that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing. It will not be authorized or permitted to engage in any other activities, and will have no substantial assets other than the BGS Bondable Transition Property (as defined below) and the Other SPE Collateral. If rating agency criteria permit, there may only be one independent manager of the SPE.

k.	BGS Bondable Transition Property

Consistent with the definition in N.J.S.A. 48:3-51, Petitioner’s bondable BGS transition property (the “BGS Bondable Transition Property”) will consist of: (1) the irrevocable right to charge, collect and receive, and be paid from collections of, the BGS Transition Bond Charge in the amount necessary to provide for the full recovery of the Total Payment Requirement; (2) all rights of Petitioner under this BSCRO, including without limitation, all rights to obtain periodic adjustments of the BGS TBC pursuant to the True-Up Mechanism; and (3) all revenues, collections, payments, money and proceeds arising under, or with respect to, the BGS Transition Bond Charge. Pursuant to N.J.S.A. 48:3-65 and 48:3-71, only upon receipt of payment for the BGS Bondable Transition Property by the Petitioner from the SPE will the BGS Bondable Transition Property constitute a vested, presently existing property right which will continuously exist as property for all purposes until the BGS Transition Bonds are paid as provided in EDECA and this Order, whether or not the revenues and proceeds arising with respect thereto have accrued, and notwithstanding the fact that the value of the property right may depend upon consumers using electricity or the Servicer performing services. The validity of any sale, assignment or other transfer of the BGS Bondable Transition Property will not be defeated or adversely affected by the commingling with the other funds of Petitioner the revenues received on account of the BGS Bondable Transition Property.

l.	Sale of BGS Bondable Transition Property to SPE

Petitioner requests that the Board approve the sale of the BGS Bondable Transition Property to the SPE in a transaction which, under N.J.S.A. 48:3-72, will be a legal true sale and absolute transfer to the SPE, notwithstanding any other characterization for federal or state tax, financial accounting or other purposes. Petitioner proposes that the SPE will have the statutory rights inherent in the BGS Bondable Transition Property, including, among others, the right to exercise, through Petitioner or its successor electric public utility, any and all rights and remedies to collect any amounts payable by any customer with respect to the BGS TBC and related BGS MTC-Tax.  For that purpose, the SPE will have the right to direct JCP&L or any successor utility to shut off electric power to the extent permitted in accordance with law and any applicable regulations and Board Orders. The SPE and other third parties, however, will not have any right to exercise any direct control over the distribution and transmission system of JCP&L or any successor electric public utility.

Petitioner notes that the sale agreement provided to Staff and the FA, which provides for the sale and transfer of the BGS Bondable Transition Property to the SPE, will include representations and warranties with respect to, among other things, the validity of this Order and the BGS Bondable Transition Property and the title thereto, and will provide specific

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covenants, indemnities and/or repurchase obligations in connection with such transfer for the benefit of the holders of BGS Transition Bonds.

m.	Issuance of BGS Transition Bonds

Petitioner requests that the Board approve the issuance of up to $204 million of BGS Transition Bonds by the SPE. Petitioner asserts that the holders of the BGS Transition Bonds will, by the terms of the BGS Transition Bonds and the associated transaction documents, have recourse only to the SPE’s credit and assets, and that the BGS Transition Bonds will be secured only by a pledge to the Bond Trustee of all of the rights, title and interest of the SPE in its BGS Bondable Transition Property and Other SPE Collateral. Petitioner notes that the BGS Transition Bonds may be issued in series and classes with different maturities.

n.	Non-Bypassable BGS Transition Bond Charge and MTC-Tax

Pursuant to N.J.S.A. 48:3-67, the BGS Transition Bond Charge and the BGS MTC-Tax established by the Board in this BSCRO will be non-bypassable and will be assessed against and collected from all customers of JCP&L or any successor electric public utility, except as provided in N.J.S.A. 48:3-77, within JCP&L’s electric service area (as such service area exists as of the date of this Order), until the Total Payment Requirement is discharged in full, even past legal maturity. The BGS Transition Bond Charge will apply equally to each customer, regardless of class, based on the amount of electricity delivered to the customer through the transmission and distribution system of JCP&L or any successor electric public utility that may take over all or a portion of JCP&L’s electric service area, including electricity sold to customers by any third party supplier (“TPS”), as described below. With respect to on-site generation, N.J.S.A. 48:3-77(b) provides that the BGS TBC will not be imposed on the electricity sold solely to the on-site customer of an on-site generator. However, N.J.S.A. 48:3-77(c) provides that the BGS-TBC shall be imposed on the generation from on-site generation facilities to the extent that on-site generation from facilities installed subsequent to July 31, 1999 has displaced customer purchases from an EDC by an amount such that the kilowatt hours distributed by the EDC have been reduced to an amount equal to 92.5 percent of the 1999 kilowatt hours distributed by the EDC.

o.	Third Party Suppliers

Petitioner asserts that the billing, collection and remittance of the BGS Transition Bond Charge by a third party supplier may increase the risk of shortfalls in collections of the BGS Transition Bond Charge and the BGS MTC-Tax due to a potential default, bankruptcy or insolvency of the TPS. It asserts that this could increase risks to investors, potentially increasing the required credit enhancement or reducing the credit rating of the BGS Transition Bonds, thereby potentially increasing the rate of interest on the BGS Transition Bonds that would be required by investors, and ultimately the BGS Transition Bond Charge and BGS MTC-Tax. In order to mitigate these alleged risks, satisfy rating agency concerns and minimize the cost to ratepayers, JCP&L proposes that all TPSs should be required to comply with the billing, collection and remittance procedures and information access requirements set forth below. Petitioner requests that the Board only authorize a TPS to bill and collect the BGS Transition Bond Charge and associated BGS MTC-Tax with respect to power sold by it for remittance to the Servicer if:  (1) such TPS agrees to remit the full amount of all charges it bills to customers for services provided by Petitioner, together with the BGS Transition Bond Charge and the BGS MTC-Tax, regardless of whether payments are received from such customers, within 15 days of Petitioner’s (or any successor Servicer’s) bill for such charges; (2) such TPS provides the

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Servicer with total monthly kWh usage information for each customer in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance; and (3) the Servicer is entitled, within seven days after a default by the TPS in remitting any charges payable to Petitioner, including the BGS Transition Bond Charge and the BGS MTC-Tax billed, to assume responsibility for billing all charges for services provided by Petitioner or any Servicer, including the BGS Transition Bond Charge and the BGS MTC-Tax, or to transfer responsibility to a qualifying third party. In addition, if and so long as such TPS does not maintain at least a “Baa2” and “BBB” or the equivalent rating on its long term unsecured debt from Moody’s Investors Service or Standard & Poor’s Rating Services, such TPS should be required to maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months’ maximum estimated collections of all charges payable to the Petitioner, including the BGS Transition Bond Charge and the BGS MTC-Tax, as agreed upon by Petitioner (or any successor Servicer) and the TPS. In the event of a default in the remittance of any such charges by a TPS, any shortfall in collections of the BGS Transition Bond Charge or the BGS MTC-Tax by a TPS would be included in the periodic adjustment of the BGS Transition Bond Charge and the BGS MTC-Tax.

p.	Servicing

Petitioner requests that, pursuant to N.J.S.A. 48:3-71(f), it be authorized to enter into a servicing agreement (“BGS Servicing Agreement”) with the SPE, substantially in the form provided to Staff and the FA, to perform servicing functions on behalf of the SPE. Details regarding the BGS Servicing Agreement, including servicing compensation, are substantially as described in the Petition and/or in the registration statement filed with the SEC (“SEC Filing”), a copy of which in substantially final form has been provided to Staff and the RA, or will be described in any offering memorandum relating to the sale of the BGS Transition Bonds. The Petitioner states that under the Servicing Agreement, the Servicer is to receive an annual servicing fee equal to .125% of the initial aggregate principal amount of the BGS Transition Bonds (the “Servicing Fee”). The Petitioner also requests that the Board approve a higher annual Servicing Fee of any successor Servicer of up to 1.25% of the initial aggregate principal balance of all BGS Transition Bonds that the SPE has issued.

q.	BGS MTC-Tax Recoveries

Petitioner requests the right to recover the BGS MTC-Tax associated with the BGS Transition Bonds until the principal of the BGS Transition Bonds is repaid in full. The BGS MTC-Tax will be subject to mandatory periodic adjustments (at the same time and in the same manner as the BGS Transition Bond Charges) to reconcile the revenue received for the payment of income taxes and/or state corporation business taxes from the BGS MTC-Tax collections with the income taxes and/or state corporation business taxes required to be paid on the taxable revenue received from billing the BGS Transition Bond Charge. Petitioner states that it will maintain separate accounting for the BGS MTC-Tax collections and the BGS TBC collections. Petitioner asserts that, pursuant to N.J.S.A.48:3-72(a)(4)(c), its billing of the BGS MTC-Tax and retention thereof until remittance to the appropriate taxing authority will in no way affect or impair the legal true sale and absolute transfer of the BGS Bondable Transition Property to the SPE, or otherwise affect the legal rights and attributes of the BGS Bondable Transition Property under EDECA.

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III.	PETITION’S ASSERTED RATEPAYER BENEFITS

As set forth in the March 10, 2006 update to Revised Exhibit A - Supplement and Exhibit A-1, which had originally been attached to Amendment No. 2 to the Petition, JCP&L estimates that the issuance and sale of the BGS Transition Bonds will produce benefits to its ratepayers in the form of lower costs than would have been achieved without the issuance of the BGS Transition Bonds.  Specifically, Petitioner asserts that, in accordance with N.J.S.A. 48:3-62(c)(3), the BGS Transition Bond Transaction will produce ratepayer benefits by lowering Petitioner’s overall cost of capital and minimizing the rate impact as compared to the recovery of the Deferred BGS Balance over four years, even if such four-year recovery were at a debt rate. In addition, Petitioner asserts that the appropriate comparison for determining ratepayer benefits is to compare the costs of securitization as proposed by the Petitioner and the costs under standard rate base/rate of return recovery, i.e., recovery with a carrying cost equal to JCP&L’s overall cost of capital. Petitioner argues that this comparison properly recognizes the capital structure boundaries that require the Petitioner to provide equity support to maintain an adequate credit rating and access to reasonably priced funds. JCP&L asserts that its proposed securitization transaction would save $52 million on a net present value basis (using a 6.87% discount rate), as compared to a four-year recovery at a debt rate, and would save $85 million on a net present value basis, as compared to an eight-year standard rate base/rate of return recovery mechanism. Petitioner notes that the actual amount of ratepayer benefit resulting from the BGS Transition Bond Transaction will depend upon the actual amount of BGS Transition Bonds issued, prevailing interest rates, market conditions at the time the BGS Transition Bonds are priced, and the actual amount of Upfront Transaction and Ongoing BGS Transition Bond Costs. The final structuring, marketing, pricing, and terms and conditions of the BGS Transition Bonds will be subject to the approval of the Board and the Designee pursuant to this Order.

Petitioner also notes that $8 million of annual savings relating to the securitization have already been passed on to customers as part of the May 25, 2005 Stipulation of Settlement, as discussed above, and that additional revenue requirements savings of as much as approximately $11 million annually, depending on the final interest rate and other factors, will be available from the securitization to be applied to reduce JCP&L’s significant, and growing, post-July 31, 2003 deferred balance, or as otherwise directed by the Board.

IV.	USE OF PROCEEDS

Petitioner states that the proceeds, net of underwriting discount, from the sale of the BGS Transition Bonds will be remitted to JCP&L in consideration of JCP&L’s sale of its BGS Bondable Transition Property. In accordance with N.J.S.A. 48:3-62(a), Petitioner proposes to use such proceeds, after payment of Upfront Transaction Costs, to refinance or retire its debt or equity, or both. Petitioner will account to the Board for the use of the net proceeds, so as to assure that the entire savings from the bond issuance is passed on to JCP&L’s electric customers, in accordance with N.J.S.A. 48:3-62(a), recognizing that $8 million of annual savings relating to the securitization have already been passed on to customers as part of the May 25, 2005 Stipulation of Settlement, as discussed above.

V.	TESTIMONY OF THE RATEPAYER ADVOCATE

In his January 16, 2004 testimony, RPA witness James A. Rothschild argued that, after taking into account transaction expenses, among other things, recovery of the Deferred BGS Balance over 15 years at an interest rate equal to 60 basis points over the seven-year treasury rate would be preferable to securitization. He also argued that a 15-year amortization would

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produce a lower annual revenue requirement than a shorter amortization, even though a shorter amortization would result in lower total payments. Mr. Rothschild did not think that JCP&L’s comparisons of securitization to a shorter-term amortization or to a recovery calculation using JCP&L’s overall cost of capital were appropriate. Mr. Rothschild recognized that in other proceedings involving stranded costs that had previously been in rate base, he had acknowledged that a carrying cost equal to an EDC’s pre-tax overall cost of capital was appropriate, making securitization in such proceedings attractive, but argued that such a carrying cost was inappropriate for the Deferred BGS Balance. He further acknowledged that “knowing what the Board would do in the alternative [to securitization] is critical to the decision on whether or not to allow JCP&L to securitize” its Deferred BGS Balance, and recognized that securitization would produce savings if the alternative were JCP&L’s pre-tax overall cost of capital. Mr. Rothschild also argued that any net present value calculation could be misleading, but, even if relevant, should use the discount rate of customers, not a discount rate based on Petitioner’s cost of capital. Finally, Mr. Rothschild addressed the interest rate that should apply to any non-securitized amortization, including whether it should be fixed or floating, and emphasized benefits of the cash flow that JCP&L will realize from any such amortization.
In supplemental testimony submitted on April 6, 2006, Mr. Rothschild reiterated most of the positions advanced in his 2004 testimony in the context of updated figures that had been provided by JCP&L. Specifically, Mr. Rothschild continued to argue that the cost of securitization should be compared against the cost of on-balance sheet debt carrying a cost rate equal to the seven-year Treasury rate plus 60 basis points.

VI.	COMMENTS OF THE PARTIES

a)	RATEPAYER ADVOCATE

In its February 27, 2004 comments, the Ratepayer Advocate, relying primarily on the testimony of its witness, James A. Rothschild, which was summarized above, argued that JCP&L’s proposed securitization would not provide tangible financial benefits to customers and that JCP&L should, instead, amortize the Deferred BGS Balance over 15 years at a seven-year treasury rate plus 60 basis points. Again relying on Mr. Rothschild’s testimony, the RPA supported its position by arguing that Petitioner’s net present value analysis was based on a flawed premise and that Petitioner’s alternative recovery mechanisms based on a four-year recovery period or the use of its overall cost of capital as the carrying cost were “unreasonable”. The RPA also argued that, even if securitization is otherwise permitted, securitization of above market costs associated with NUG PPAs would be inconsistent with EDECA and should not be permitted. Finally, the Ratepayer Advocate argued that the Board should not decide the instant Petition until there was a final order in JCP&L’s deferred balances case and the appeal period with respect to such final order had expired.

In supplemental comments submitted on April 6, 2006, the Ratepayer Advocate reiterated its earlier positions. The Ratepayer Advocate also argued that (i) the May 25, 2005 Stipulation of Settlement and approving Board Order should be interpreted to mean that in the absence of securitization JCP&L should be required to continue the current 10-year amortization of the deferred balance at an interest rate equal to the rate on seven-year constant maturity Treasuries plus 60 basis points and (ii) securitization should be delayed until the Board issued an order definitively adopting the Phase II Audit of JCP&L’s deferred balance, covering the period from August 1, 2002 through July 31, 2003.

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b)	JCP&L

In its February 27, 2004 comments, JCP&L argued that securitization of above market costs associated with NUG PPAs is permitted by EDECA, particularly in light of the 2002 amendments to EDECA, because all of the energy purchased from the NUGs was used to provide BGS and therefore the associated costs, to the extent they exceed BGS revenue, constitute BGS Transition Costs. Based in part on the testimony of Messrs. Filippone and Navin attached to Amendment No. 2 to the Petition, JCP&L also argued that securitization produces benefits to customers based on what it believes is a more appropriate comparison to a recovery at a carrying charge equal to the full cost of capital or a recovery over a four-year period at a debt rate. JCP&L also disputes Mr. Rothschild’s proffered distinction between stranded costs, for which he deems a full cost of capital recovery to be appropriate, and the Deferred BGS Balance, for which he argues only a debt rate should be used, noting that both the physical and regulatory assets are financed by JCP&L’s overall cost of capital. JCP&L also makes note of the credit quality implications of providing for a long-term recovery of the Deferred BGS Balance at only a debt rate, relying in part on statements made by Ms. Lapson of Fitch Ratings at the February 5, 2004 public hearing. Finally, JCP&L notes that, based on Mr. Rothschild’s analysis, it would never be economical to securitize any deferred balance, which would render the Legislature’s actions in passing, and the Governor’s actions in signing, the 2002 amendments to EDECA meaningless.

In its April 10, 2006 reply to the Ratepayer Advocate’s April 6, 2006 supplemental comments, JCP&L reiterated its arguments about the appropriate benchmark to which securitization should be compared and argued that, in the context of the updated figures, securitization produces benefits for customers. JCP&L also argued that the Ratepayer Advocate’s interpretation of the May 25, 2005 Stipulation of Settlement was incorrect and that it meant only that on April 1, 2006 JCP&L would begin to earn a higher return, pending resolution of the instant petition or a determination of the permanent recovery mechanism in the event securitization were definitively and finally denied. Moreover, JCP&L provided an analysis that demonstrated that even if the Ratepayer Advocate’s interpretation (with which JCP&L does not agree) of the Stipulation were accepted, i.e., if one accepted the stipulation to mean that in the absence of securitization JCP&L should be required to continue the current 10-year amortization of the deferred balance at an interest rate equal to the rate on seven-year constant maturity Treasuries plus 60 basis points, securitization still produced benefits and net present value savings for customers. JCP&L also argued that the Phase II Audit was a financial audit only, without issues of prudence, and that confirmation of JCP&L’s figures by the Board-retained auditors was sufficient to permit securitization to proceed before definitive adoption of the Phase II Audit by the Board, as had been determined at the time of issuance of the Bondable Stranded Costs Rate Order, dated July 12, 2005, in Docket No. ER03070532 in connection with Public Service Electric and Gas Company’s (“PSE&G”) securitization.

VII.	DISCUSSION OF ISSUES

In 2002, the Legislature amended EDECA to permit, but not require, the Board to authorize the issuance of transition bonds to enable the EDCs to recover deferred BGS Transition Costs, as defined in N.J.S.A. 48:3-51, which were incurred by the EDCs to satisfy their obligation to provide customers with Basic Generation Service, provided that certain conditions are met. N.J.S.A. 48:3-62(c)(3) provides that “the board may authorize the issuance of transition bonds for the recovery of up to the full amount of an electric public utility’s reasonably and prudently incurred basic generation service transition costs based on the criteria that such amount will

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produce benefits for customers of the electric pubic utility which include the lowest transition bond charges consistent with market conditions and the terms of the [BSCRO].”

With regard to the RPA’s comments on the appropriate benchmark against which to compare securitization, the RPA’s proposed use of the seven-year Treasury Rate plus 60 basis points as a benchmark against which the cost and benefits of securitization should be measured is inappropriate. Like previous stipulations involving deferred balances, the May 25, 2005 Stipulation provided that in the event securitization did not occur by March 31, 2006, the carrying costs would increase to the seven-year Treasury plus 60 basis points and be adjusted every year. This paragraph of the stipulation addressed a temporary rate of compensation to partially compensate the Company until such time as the Board approved securitization or another recovery method and it did not define or purport to define a benchmark. Furthermore, financing a long-term obligation with an adjustable rate as the RPA proposes appears risky in an increasing interest rate environment and could have deleterious ratepayer effects.

It is not appropriate to compare the cost of securitizing stranded costs with the financing costs associated with issuing JCP&L corporate debt. Unlike securitized debt, corporate debt is an obligation of JCP&L and the rating agencies view it as such for credit quality purposes. The corporate debt would increase JCP&L’s leverage, lower its interest coverage ratios and contribute to an overall deterioration in credit quality. In order to maintain equivalent credit quality and provide an “apples to apples” comparison when amortizing and recovering deferred balances over an extended period of time, the cost of securitization debt must be compared to the Company’s weighted average cost of capital. The issue of financial integrity is currently of significant concern to JCP&L and the Board because of the concerns expressed by bidders in the BGS auction with regard to the stability of JCP&L’s bond ratings. Bidders have suggested that any decline in JCP&L’s credit quality could have a deleterious impact on the auction resulting in higher electricity prices.

It is well-established by the Board’s prior securitization orders that the analysis of customer benefits should be based upon a comparison of securitization costs to the utility’s overall costs of capital. Recognizing that $8 million of annual cost savings have already been provided to ratepayers in anticipation of securitization, all cost savings achieved as a result of securitization must and will be fully and timely passed through to ratepayers, in the form of reduced rates or mitigated rate increases, by application to reduction of deferred balances or otherwise, consistent with N.J.S.A. 48:3-62(a).

Rates to customers will not increase as a result of the issuance of the BGS Transition Bonds. In fact, as noted above and expressed by JCP&L throughout this proceeding, not only does securitization directly mitigate the level of ongoing customer rates, as evidenced by the $8 million annual rate reduction already provided to customers pursuant to the May 2005 Order, but the Board agrees with the Company that it also produces net present value savings as compared to any reasonable alternative recovery mechanism. It should also be reiterated that the $8 million annual rate reduction already reflected in customer rates was agreed to by the Company and Board Staff and approved by the Board “in anticipation of the savings to be realized from [this] securitization.” (May 2005 Order at 9). Moreover, according to the Company, additional revenue requirement savings of as much as approximately $11 million annually, depending on the final interest rate and other factors, will be available from securitization to be applied to reduce JCP&L’s post-July 31, 2003 deferred balance, or as otherwise directed by the Board. Based on the record that has been developed in this proceeding, the Board HEREBY FINDS, that, consistent with N.J.S.A. 48:3-62(c)(3), the BGS Transition Bond Transaction, after taking into account a reasonable level of Upfront Transaction

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Costs, should produce positive benefits to customers, including the lowest BGS Transition Bond Charge consistent with market onditions and the terms of this Order.

With respect to the RPA’s concerns about securitizing certain portions of the deferred balance which it contends are still being reviewed in the context of the audit of JCP&L’s deferred balance for the fourth and final year of the transition period (JCP&L Phase II Audit), at the Board Agenda Meeting in which the Board considered this matter, the Board also adopted the recommendations of its auditors in the JCP&L Phase II Audit, bringing that proceeding to a close. To the extent the Phase II Audit proceeding is implicated here, the Board HEREBY ORDERS that the final dollar amount securitized herein be consistent with the findings of its independent outside auditors in the JCP&L Phase II Audit.

The RPA has also raised concerns about the Board’s authority under EDECA to authorize the securitization of above-market NUG costs. Pursuant to N.J.S.A. 48:3-62a., the Board is statutorily permitted to allow securitization of all BGS transition costs. “BGS transition costs” include costs associated with contracts entered into with NUGs. N.J.S.A. 48:3-51. Moreover, in the definition of “BGS transition costs,” EDECA specifically indicates that the costs “shall include, but are not limited to,” the costs specifically identified in the statute. So long as the costs are “reasonable and prudent” and securitization will produce benefits for customers, EDECA authorizes the Board to allow securitization of NUG costs. N.J.S.A. 48:3-62.

Although in its February 27, 2004 post-hearing comments in this matter, the RPA contends that language in N.J.S.A. 48:3-57 indicating that power procured for BGS must be purchased at prices “consistent with market conditions” somehow prohibits securitization of above-market NUG costs, the Board considers this to be a flawed reading of EDECA. This section of EDECA clearly deals with power purchases on a going forward or “continued” basis. EDECA and, by extension, the Board both recognize that the utilities entered into long-term NUG contracts pre-EDECA. Nothing in EDECA prohibits the Board from recognizing these costs which clearly were not entered into “consistent with market conditions” existing at the time of the passage of EDECA because they were entered into in most cases before EDECA was even drafted. In fact, as previously indicated, N.J.S.A. 48:3-62 and N.J.S.A. 48:3-51 specifically recognize these costs and allow for securitization where the Board deems it appropriate. As previously indicated, the record presented demonstrates clear benefits to the ratepayers from this securitization. The inclusion of the above-market NUG costs in the securitizable amount increases the financial integrity and, most importantly, the rate reduction benefits to customers. Accordingly, the Board HEREBY FINDS that the securitization of BGS Transition Costs, including the above-market NUG costs requested herein, are appropriate in this case.

It should be noted that, pursuant to the Board’s Order in I/M/O the Joint Petition of FirstEnergy Corp. and Jersey Central Power & Light Company, d/b/a GPU Energy, for Approval of a Change in Ownership and Acquisition of Control of a New Jersey Public Utility and Other Relief, BPU Docket No. EM00110870 dated October 9, 2001 at 23, para. 21, JCP&L remains obligated to submit quarterly reports documenting its progress in mitigating its NUG contract obligations. To date, the Board recognizes that JCP&L has been making efforts in this regard. Should these efforts not be pursued with the same level of diligence because JCP&L has received recognition of above-market NUG costs in this filing or for any other reason, the Board will address this either immediately or in the Company’s next rate filing. The Board HEREBY REAFFIRMS its order that JCP&L continue earnestly pursuing cost saving efforts associated with reducing or eliminating long-term NUG obligations entered into pre-EDECA.

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The full amount of JCP&L’s Deferred BGS Balance at July 31, 2003 constitutes Basic Generation Service Transition Costs eligible for securitization because such amount represents the amount by which JCP&L’s payments for the procurement of power for BGS and related ancillary and administrative costs exceed JCP&L’s net BGS revenues. In particular, JCP&L used the power purchased under its NUG PPAs, directly or indirectly, to provide BGS to its customers, as required by the Board in the Restructuring Orders [see ¶7, at 104 (“a portion of the energy and capacity for BGS will be obtained from . . . NUG PPAs”)].

On April 21, 2006, in response to a verbal information request by Staff on April 18, 2006, JCP&L provided a projection of its outstanding deferred balance through June 30, 2006. This projection included $9 million of Oyster Creek and Other Stranded Costs. Following discussions between Staff and the Company, the Company removed those costs from the securitizable balance. This exclusion is consistent with the securitizable balances allowed for PSE&G and Rockland Electric Company. Consequently, the amount JCP&L requests to securitize is “up to” $180 million plus $3.5 million in transaction costs.

Thus, in light of the specific facts of this case, the Board considers it in the public interest to approve the securitization of the net-of-tax Deferred BGS Balance hereinafter discussed, pursuant to the relevant provisions of EDECA.

Any issues regarding the carrying charge to be used in connection with the recovery of the Deferred BGS Balance if the Board rejects the concept of securitization have been rendered moot by the Board's findings below authorizing the securitization of the Deferred BGS Balance.

Based on its review of the record in this proceeding, including the testimony, discovery, information developed in hearing and comments filed, the Board FINDS that securitization of the Deferred BGS Balance as described herein will result in lower costs to ratepayers than other methods of recovery and is in the public interest.

VIII.	FINDINGS WITH RESPECT TO PETITION

Based on its review of the record of proceedings in this matter, the Board HEREBY FINDS:

Recovery of Costs

1.  The Board’s Restructuring Orders provided, among other things, that for the first three years of the Transition Period, JCP&L would obtain its BGS supply from any remaining Company-owned generating assets and purchase power commitments, including NUG PPAs, utility PPAs and TPPAs, as well as a strategy that considered a combination of products including, but not limited to, spot market purchases and short-term advance purchases, including financial instruments. The Restructuring Orders further provided that JCP&L’s BGS supply for Year 4 of the Transition Period (August 1, 2002-July 31, 2003) would be procured via a competitive bidding process. To the extent JCP&L’s prudently incurred BGS supply costs exceeded the pre-established BGS prices reflected in rates, such costs would be subject to deferral and subsequent recovery with interest at a Board-approved rate at the end of the Transition Period.

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2.  By Order dated December 11, 2001, the Board approved a State-wide auction process for obtaining BGS supply for Year 4 and directed JCP&L to make a compliance filing in response thereto.

3.      On December 12, 2001, JCP&L made its compliance filing, which included, among other things, a request for approval of its accounting and cost recovery proposed for its Year 4 BGS costs, including, but not limited to, a determination that: (i) the difference between JCP&L’s BGS revenue and BGS costs would be deferred; (ii) interest on this deferral would be accrued pending recovery at a rate equal to the yield on seven-year constant-maturity U.S. Treasury notes plus 60 basis points; and (iii) there existed a presumption of prudence with respect to the reasonableness of JCP&L’s Year 4 BGS supply costs. By Letter Order dated December 14, 2001, the Board approved Petitioner’s compliance filing, including the presumption of prudence and the reasonableness of its Year 4 BGS supply costs.

4.     By Order dated February 15, 2002, the Board certified the final results of the BGS auction in their entirety and approved the closing prices resulting therefrom, including those for JCP&L.

5.     On August 1, 2002, JCP&L filed a petition to recover its deferred balances, including the recovery of its Deferred BGS Balance accumulated during the Transition Period. Shortly thereafter, the Board retained independent auditors to perform an audit to verify the amount of Petitioner’s deferred balances in two phases, the Phase I Audit covering the first three years of the Transition Period, and the Phase II Audit covering Year 4.

6.     By Summary Order dated August 1, 2003, as superseded by Final Order dated May 17, 2004, the Board, among other things, authorized Petitioner to recover through its Market Transition Charge (renamed Non-Utility Generation Charge (“NGC”) effective September 1, 2004), its projected Deferred BGS Balance of $465.5 million remaining after a mandated write-off, exclusive of sales and use tax, subject to a true-up to reflect actual data through July 31, 2003, and to reflect the findings of the Phase II Audit and a recalculation of the return on Company-owned generation, as well as a recalculation of interest necessitated by the disallowance and by certain adjustments provided for in the Summary Order.  The Phase II Audit has not been completed, and remains subject to comments from the Ratepayer Advocate; however, the outstanding issues do not include the prudence of Petitioner’s Year 4 BGS supply costs.

7.     Petitioner seeks to recover the costs reflected in its Deferred BGS Balance through the proceeds of BGS Transition Bonds. All of these costs constitute BGS Transition Costs as defined in EDECA, as amended.

8.     In addition, Petitioner seeks to recover through the proceeds of BGS Transition Bonds, Upfront Transaction Costs not to exceed $3.5 million.

9.     Pursuant to N.J.S.A. 48:3-62(c)(3), the Board may authorize the issuance of transition bonds for recovery of up to the full amount of an electric public utility’s reasonable and prudently incurred BGS Transition Costs, subject to certain conditions.

10.    The amount which JCP&L is authorized to recover through the issuance of BGS Transition Bonds shall not exceed its actual July 31, 2003 net-of-tax Deferred BGS Balance, as recorded on its books as of the end of the month preceding the issuance of the BGS Transition

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Bonds, projected to be $180 million as of June 30, 2006, plus Upfront Transaction Costs of no more than $3.5 million.

11.    The Bondable Stranded Costs associated with the BGS Transition Bonds (including ongoing principal and interest on the bonds and other Bondable Stranded Costs discussed in this BSCRO) shall be recovered through the non-bypassable BGS TBC. Petitioner shall be entitled to recover all tax liabilities associated with the collection of the BGS TBC (including federal income and state corporate business taxes) through a separate BGS MTC-Tax until the BGS Transition Bonds and Bondable Stranded Costs have been paid in full, and the BGS MTC-Tax related to BGS Transition Bond Transaction shall be adjusted at the same time and in the same manner as the BGS TBC is adjusted as addressed in this Order.

Benefits for Customers

12.     In accordance with N.J.S.A. 48:3-62(c)(3), the BGS Transition Bond Transaction, after taking into account the Upfront Transaction Costs, will produce positive benefits to customers, including the lowest BGS Transition Bond Charge consistent with market conditions at the time of pricing and the terms of this Order. Rates to customers will not increase as a result of the issuance of the BGS Transition Bonds. In fact, $8 million of annual savings relating to the securitization have already been provided to customers as part of the Board-approved May 25, 2005 Stipulation of Settlement and additional revenue requirements savings of as much as approximately $11 million annually, depending on the final interest rate and other factors, will be available from the securitization to be applied to reduce JCP&L’s significant, and growing, post-July 31, 2003 deferred balance, or as otherwise directed by the Board. Benefits will also include lower costs than would have been achieved under certain alternative recovery scenarios in the absence of the issuance of the BGS Transition Bonds. Recognizing that $8 million of annual cost savings have already been provided to ratepayers in anticipation of securitization, all cost savings shall be fully and timely passed through to ratepayers, in the form of reduced rates or mitigated rate increases, by application to reduction of deferred balances or otherwise, consistent with N.J.S.A. 48:3-62(a).

13.    The formula used to calculate the initial BGS Transition Bond Charge and the periodic adjustments thereto as described in Attachments A-2 and A-3 to Appendix F attached hereto and in Appendix F hereto are reasonable, and adherence thereto will provide assurance that customers will pay the lowest BGS Transition Bond Charge consistent with market conditions at the time of pricing and the terms of this BSCRO, in compliance with N.J.S.A. 48:3-62(c)(3). The standard for the Board to use in making periodic adjustments of the BGS Transition Bond Charge final shall be the absence of a manifest error (i.e., an arithmetic error evident on the face of the filing) in the application of the BGS Transition Bond Charge adjustment formula, which standard the Board finds consistent with N.J.S.A. 48:3-64(b) and the achievement of the lowest possible interest cost on the BGS Transition Bonds. The estimate of the initial BGS Transition Bond Charge, determined in accordance with Appendix F attached hereto, and the assumptions used in calculating the initial BGS Transition Bond Charge, are reasonable. The request of the Petitioner that it be authorized to make non-routine adjustments of the BGS Transition Bond Charge formula as described in paragraph II(f) hereof, subject to Board approval, is reasonable.

Structuring and Pricing

14.    To ensure that the issuance of the BGS Transition Bonds will produce maximum benefits for Petitioner’s customers, including the lowest transition bond charges consistent with

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market conditions at the time of pricing and the terms of this Bondable Stranded Costs Rate Order, the Board has determined that its Financial Advisor, Bear Stearns & Co., under the supervision of Board Staff and the Board’s Designee, will participate directly and in advance with Petitioner in all discussions and negotiations regarding the structuring, marketing, and pricing of the BGS Transition Bonds.

15.    The Board, acting through its Designee pursuant to N.J.S.A. 48:3-62(c), retains ultimate authority to approve or disapprove the proposed structuring, marketing, and pricing of the BGS Transition Bonds and related transactions.

16.    The procedures established in this BSCRO relating to the final approval of the structuring and pricing of the BGS Transition Bonds assure that, in accordance with N.J.S.A. 48:3-62(c)(3), Petitioner’s customers will pay the lowest Transition Bond Charges consistent with market conditions at the time of pricing and the terms of this BSCRO. As authorized herein by the Board and in full satisfaction of the requirements of N.J.S.A. 48:3-62(g) and N.J.S.A. 48:3-64(a)(3), the structuring and pricing of the BGS Transition Bonds will be conclusively deemed to satisfy the requirements of N.J.S.A. 48:3-62(c)(3), and the terms and conditions of the BGS Transition Bond financing shall be conclusively approved if so certified by the Designee upon the pricing of the BGS Transition Bonds.

17.    In order to assure that the Designee has all the information that he or she deems necessary to issue its certification, Petitioner shall cooperate with and timely provide any and all requested information to the Designee, Board Staff and the Board’s Financial Advisor.

18.    The formation of the SPE by Petitioner, the capitalization of the SPE by Petitioner, the sale by Petitioner to the SPE of its BGS Bondable Transition Property, the providing of overcollateralization (if necessary) as described herein and as approved in the Designee Certification and the entering into a servicing agreement, subject to our finding in paragraph 21 below, an administration agreement, a sale agreement, an Indenture, other agreements and transactions by Petitioner and the SPE, all substantially as described in the Petition and/or in the SEC Filing or offering memoranda, substantially final versions of the most significant of which have been provided to Staff and the FA, are reasonable and necessary.

19.    The methodology for the remittance of the BGS Transition Bond Charge described in the Petition will satisfy the requirements of N.J.S.A. 48:3-62 and is a reasonable means of undertaking the remittance of this charge.

20.    Subject to other provisions of this BSCRO, the Servicing Fee to be paid to the Petitioner in its role as Servicer as described herein appears to be reasonable. However, if the Servicing Fee is greater than the actual incremental costs to service the BGS Bondable Transition Property, other rates of the Petitioner shall be adjusted, or such amounts shall be applied to reduce JCP&L’s continuing deferred balance accumulation, to reflect the difference between actual servicing costs and the Servicing Fee. The Board finds the higher annual servicing fee of any successor Servicer of up to 1.25% of the initial principal balance of all BGS Transition Bonds that the SPE has issued, is reasonable.6

6    The naming of a Successor Servicer which may cause a higher Servicing Fee up to a maximum 1.25% (125 basis points) applies only in the case of a default by the original Servicer. It shall not be construed to be triggered by other changes in corporate structure or function such as the transfer of functions to sister or subsidiary companies, voluntary outsourcing or merger or acquisition of the Servicer.

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21.     The BGS TBC and MTC-Tax billing, collection and remittance procedures imposed upon any TPS as set forth in the Petition are reasonable.

22.     The Upfront Transaction Costs, not to exceed $3.5 million, are reasonable and recoverable by the Petitioner as Bondable Stranded Costs through the proceeds of the BGS Transition Bonds consistent with EDECA.

23.     The recovery of Ongoing BGS Transition Bond Costs through the BGS TBC as described in this BSCRO is reasonable and consistent with EDECA. The collection of the BGS TBC (and the remittance thereof to the Bond Trustee on behalf of the SPE) until payment in full of the BGS Transition Bonds is reasonable and permitted under EDECA.

24.     The scheduled amortization upon issuance for the BGS Transition Bonds of up to 15 years and the stated maturity of the BGS Transition Bonds of up to two additional years following the scheduled amortization is reasonable and permitted under EDECA.

25.     The issuance of series and classes of BGS Transition Bonds by the SPE in a negotiated transaction in an aggregate principal amount not to exceed Petitioner’s actual July 31, 2003 net-of-tax Deferred BGS Balance as recorded on its books as of the end of the month preceding the issuance of the BGS Transition Bonds, plus Upfront Transaction Costs not to exceed $3.5 million, is reasonable and consistent with EDECA and with this BSCRO.

26.     The True-Up Mechanism to obtain adjustments to the BGS Transition Bond Charge and the BGS MTC-Tax described hereinabove and set forth in Appendices C and F hereof is reasonable.

Use of Proceeds

27.     Petitioner’s proposed application of the net proceeds of the BGS Transition Bonds as described herein is reasonable and consistent with EDECA.

Regulatory Compliance

28.     In light of the specific provisions of EDECA governing the Transition Bond Transaction, JCP&L’s Petition is found to comply with N.J.A.C. 14:1-5.6 and -14:1-5.9, to the extent either regulation might be deemed applicable.

29.     Petitioner’s undertaking with respect to amortization of the discount, if any, on the Transition Bonds shall comply with N.J.A.C. 14:1-5.9A.

Periodic Adjustment of the BGS MTC-Tax

30.     The MTC-Tax will be subject to mandatory periodic adjustment at the same time and in substantially the same manner as adjustments to the BGS Transition Bond Charge to reconcile the revenue received for income taxes to the income taxes required to be paid on the taxable net revenue received from billing the BGS Transition Bond Charge; provided, however, the Petitioner makes reasonable efforts to utilize any and all deductions to taxable income for which it may be eligible with respect to the securitization transaction, now or in the future, whether or not such deductions are contained in the formula presented by JCP&L in its Petition, so that the MTC-Tax does not result in the overrecovery or underrecovery of taxes to the

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Petitioner.  The Board finds that if that the amortization of Upfront Transaction Costs creates one such deduction, the formula must be modified to incorporate such a determination.

IX. ORDERS

Based on the foregoing, the record of proceedings on the Petition, and the provisions of EDECA, the Board HEREBY ORDERS:

1.       Petitioner's request for a BSCRO pursuant to N.J.S.A. 48:3-62 is approved subject to the terms and conditions stated herein.

2.       The Board hereby authorizes Petitioner to recover no July 31, 2003 net-of-tax Deferred BGS Balance, as recorded on its books as of the end of the month preceding the issuance of the BGS Transition Bonds, together with Upfront Transaction Costs not to exceed $3.6 million, through the issuance of BGS Transition Bonds.

3.       The Board hereby approves the formula for the calculation and adjustment of the BGS Transition Bond Charge and the BGS MTC-Tax, in accordance with the Board's Findings herein.

4.       The issuance of BGS Transition Bonds in an aggregate principal amount up to $180 million, not to exceed the Petitioner's July 31, 2003 net-of-tax Deferred BGS Balance as recorded on its books as of the end of the month preceding the issuance of the BGS Transition Bonds, plus Upfront Transaction Costs not to exceed $3.5 million, is authorized.

Bondable Transition Property, BGS Transition Bond Charge and BGS MTC-Tax

5.       The sale by the Petitioner to the SPE of the BGS Bondable Transition Property is authorized.

6.       The BGS Transition Bond Charge and the BGS MTC-Tax will be assessed against all existing and future electric customers of Petitioner or any successor within the service area of Petitioner (as such service territory exists on the date of this Order), except as provided in N.J.S.A. 48:3-77, and will apply equally to each customer of Petitioner, regardless of class, based on the amount of electricity delivered to the customer (whether purchased from the Petitioner or a TPS) through the transmission and distribution system of Petitioner or any successor electric public utility who may take over all or a portion of the Petitioner's service area. Pursuant to N.J.S.A. 4B:3-77, the BGS TBC and the BGS MTC-Tax shall be imposed on the power produced by on-site generators only under the circumstances specified therein.

7.       The BGS Transition Bond Charge will be set at a level sufficient to recover the Total Payment Requirements. The BGS MTC-Tax will be set at a level sufficient to recover the Tax Component. The BGS Transition Bond Charge and the BGS MTC-Tax will remain, in effect until the SPE, as owner of the BGS Bondable Transition Property, has received collections in respect of the BGS Transition Bond Charge sufficient to recover the Total Payment Requirements and Petitioner has recovered the Tax Component, even if past final maturity.

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8.     Pursuant to EDECA, upon transfer by JCP&L of its interest in BGS Bondable Transition Property, receipt of consideration therefore by JCP&L and acquisition of such BGS Bondable Transition Property by the SPE, and only upon such transfer, receipt and acquisition, there will be created and established for the benefit of the SPE in accordance herewith BGS Bondable Transition Property consisting of the irrevocable right to charge, collect and receive, and be paid from collections of, the BGS Transition Bond Charge in the amount necessary to meet the Total Payment Requirements, all rights of Petitioner to the BGS Bondable Transition Property under this Order with respect to the BGS Transition Bond Charge, including without limitation, all rights to obtain periodic adjustments of the BGS Transition Bond Charge pursuant to N.J.S.A. 48:3-64, and all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the foregoing.

9.    Pursuant to N.J.S.A. 48:3-65, once this Order becomes effective pursuant to N.J.S.A. 48:3-68, neither the Board nor any other governmental entity will have the authority, directly or indirectly, legally or equitably, to rescind, alter, repeal, modify or amend this BSCRO, to revalue, re-evaluate or revise the amount of BGS Bondable Stranded Costs, to determine that the BGS Transition Bond Charge or the BGS MTC-Tax or the revenues required to recover BGS Bondable Stranded Costs are unjust or unreasonable, or in any way to reduce or impair the value of the BGS Bondable Transition Property, nor shall the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement or termination, directly or indirectly, provided, however, that nothing in this BSCRO will preclude adjustments of the BGS Transition Bond Charge or the BGS MTC-Tax in accordance with the True-Up Mechanism and the corresponding true-up provisions for the BGS MTC-Tax, as set forth in this BSCRO, and of N.J.S.A. 48:3-64.

10.    Pursuant to N.J.S.A. 48:3-65, and notwithstanding any other provision of law, this BSCRO and the BGS Transition Bond Charge and the BGS MTC-Tax authorized herein will become irrevocable upon this BSCRO’s becoming effective pursuant to N.J.S.A. 48:3-68. This BSCRO, the BGS Transition Bond Charge and the BGS Bondable Transition Property will constitute a vested, presently existing property right only upon JCP&L’s transfer of its interest in the BGS Bondable Transition Property to the SPE and receipt by JCP&L of consideration for such interest in the BGS Bondable Transition Property.

11.    Pursuant to N.J.S.A. 48:3-64, until the Total Payment Requirements have been fully satisfied, this BSCRO and the authority to meter, charge, collect and receive the BGS Transition Bond Charge and the BGS MTC-Tax will remain in effect and Petitioner shall be obligated to provide electricity to its customers and will have the right to meter, charge, collect and receive the BGS Transition Bond Charge and the BGS MTC-Tax, which rights and obligations may be assignable solely within the discretion of Petitioner, subject to any Board approvals which may be statutorily required.

Sale, Pledge and Assignment of Transition Property

12.    In accordance with EDECA and as described in the Petition, Petitioner is authorized to sell, pledge or assign any or all of its interest in BGS Bondable Transition Property that arises from this BSCRO directly, or indirectly through an assignee, to the SPE. The SPE is authorized to acquire the BGS Bondable Transition Property and is approved and designated as a “financing entity” (as defined in N.J.S.A. 48:3-51) for such purpose, and for the purpose of issuing BGS Transition Bonds and pledging the BGS Bondable Transition Property and the

NJBPU Docket No. EF03070532

Other SPE Collateral to the Trustee for the BGS Transition Bonds to secure the payment of the BGS Transition Bonds. The transfer by the Petitioner of the BGS Bondable Transition Property to the SPE will be treated as a true sale and absolute transfer to the SPE, even though such transaction may be treated as a financing, and not a sale, for federal and state tax purposes, for financial accounting purposes or for other purposes. Neither this Order nor the transfer of the BGS Bondable Transition Property nor the interest of the SPE in the BGS Bondable Transition Property shall be defeated or otherwise affected by the commingling of TBC collections with other funds of JCP&L, and the portion of such commingled funds allocable to BGS TBC collections may be determined by such methods of estimation as are set forth in the Servicing Agreement.

13.    The SPE will pay the purchase price of the BGS Bondable Transition Property equal to the net proceeds from the issuance of the BGS Transition Bonds directly or indirectly to Petitioner, to be applied substantially as described in the Petition and as modified herein.

14.    When JCP&L transfers its interest in the BGS Bondable Transition Property to the SPE as described in this BSCRO, and only upon such transfer, the BGS Bondable Transition Property will arise and constitute a valid, presently existing property right, and will be vested in the SPE as an original property right and not by assignment from any other entity. The SPE will have all of the statutory rights inherent in the BGS Bondable Transition Property, including, without limitation, the right to exercise any and all rights and remedies, including the right to direct the Petitioner or any successor electric public utility to shut-off electric power to the extent permitted by law and any applicable regulations then in effect, and to assess and collect any amounts payable by any customer in respect of such BGS Bondable Transition Property, notwithstanding any objection or direction to the contrary by the Servicer.

15.    Upon the sale by Petitioner of its interest in the BGS Bondable Transition Property to the SPE, Petitioner or any successor Servicer will not be entitled to recover the BGS Transition Bond Charges other than for the benefit of the holders of BGS Transition Bonds in accordance with Petitioner’s duties as Servicer of such BGS Bondable Transition Property as authorized in this BSCRO.

16.    The lien of the Trustee for the BGS Transition Bonds on the Bondable Transition Property shall: (A) attach automatically to the BGS Bondable Transition Property from the time of the issuance of the BGS Transition Bonds; (B) be continuously perfected through a filing made pursuant to the Uniform Commercial Code with the New Jersey Secretary of State; (C) be enforceable against JCP&L and the SPE and all third parties, including judicial lien creditors; (D) from and after the filing described in clause (B) above, constitute a continuously perfected security interest in, and lien on, all then existing or subsequent revenues and proceeds arising with respect to the BGS Bondable Transition Property, whether or not the electric power and energy included in the calculation of such revenues and proceeds have been provided; and (E) rank prior to any other lien, including any judicial lien, which subsequently attaches to the BGS Bondable Transition Property or any other rights created by this BSCRO or any revenues or proceeds of the foregoing.

Structure, Terms and Conditions and Marketing of BGS Transition Bonds;
Appointment of Designee

17.    While the Petitioner should be afforded substantial flexibility in establishing the provisions of the BGS Transition Bonds, the final structure, pricing, terms and conditions of the

NJBPU Docket No. EF03070532

BGS Transition Bonds, to the extent consistent with the provisions of this BSCRO, may be approved by the Designee pursuant to his or her delegation of authority from the Board, pursuant to N.J.S.A. 48:3-62(c)(3) 48:3-62(g), and N.J.S.A. 48:3-64(a)(3), respectively, after the BGS Transition Bonds are priced. The scheduled amortization upon issuance of the BGS Transition Bonds will be up to 15 years, and the final legal maturity will be up to two additional years. The BGS Transition Bonds may be issued in series and classes with different terms. Debt service on the BGS Transition Bonds shall be scheduled upon issuance so that the sum of principal and interest payments on the BGS Transition Bonds, together with certain other components of the BGS TBC, will be approximately levelized as in a mortgage amortization. The associated BGS MTC-Tax collections may be adjusted from time to time to reflect the changing principal and interest components of the BGS Transition Bond debt service. One or more classes of BGS Transition Bonds may be issued as variable rate bonds, which variable rate debt will be hedged in accordance with the terms of hedging arrangements consistent with this BSCRO, such as interest rate caps, swaps or collars intended to minimize the adverse effects of rising interest rates on the variable rate debt. The Designee will determine whether to approve or reject the pricing of the BGS Transition Bonds following the receipt of the Pricing Advice Certificate in the form of Appendix D attached hereto to be delivered by Petitioner on the day the BGS Transition Bonds are priced, and as described herein such additional information as the Designee may deem necessary. The Pricing Advice Certificate shall demonstrate that, based upon the market conditions existing at the time of pricing, the proposed structuring, marketing, and pricing of the BGS Transition Bonds will result in the lowest BGS Transition Bond Charge consistent with such market conditions and the terms of this BSCRO. The Financial Advisor shall notify the Petitioner and the Board on the pricing date for each series of BGS Transition Bonds whether or not, in its opinion, the structuring, marketing and pricing of the BGS Transition Bonds complies with the criteria established in this BSCRO.

18.    The Financial Advisor will: (1) provide advice to the Board and its Staff on the Petitioner’s filing; (2) provide financial advice to the Board, the Designee, and Board Staff with respect to the structuring, marketing and pricing of the BGS Transition Bonds, as authorized by this Order; (3) participate fully and in advance in all aspects of Petitioner’s structuring, marketing and pricing of the BGS Transition Bonds on behalf of the Board and its Staff; (4) advise the Board and its Designee via timely certification to be filed on the day that the Petitioner’s Pricing Advice Certificate is filed, whether or not, consistent with EDECA, the Petitioner’s proposed structuring, marketing, and pricing of the BGS Transition Bonds will assure that customers pay the lowest BGS Transition Bond Charges consistent with market conditions existing at the time the BGS Transition Bonds are priced and the terms of this Order; (5) attend Commissioner briefing sessions and other meetings and hearings as deemed necessary by Board Staff; and (6) provide a final report to the Board on the results of the financing process.

19.     In support of his or her Certification, the Designee may conclusively rely without further investigation (i) on the Findings set forth above in Findings Paragraph 12 as to the benefit to Petitioner’s ratepayers from the proposed BGS Transaction as required by N.J.S.A. 48:3-62; (ii) upon the advice and certification of the Board’s Financial Advisor as described herein; (iii) upon the certification of the lead underwriter; and (iv) upon the certification of the Petitioner.  The Designee Certification approving the terms of the BGS Transition Bonds shall be substantially in the form of Appendix A hereto, shall constitute a part of this BSCRO, shall constitute a full and complete record of the determinations and approvals made therein and full satisfaction of the requirements of N.J.S.A. 48:3-62(c)(3), 48:3-62(g) and N.J.S.A. 48:3-64(a)(3), and shall be final and uncontestable as of its date. In furtherance of the foregoing, the Board further orders that:

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(A)
 Commissioner Butler be, and [s]he hereby is, designated to act as Designee in accordance with the terms of this Order or, in his absence or incapacity, each other Commissioner of this Board be, and each of them hereby is, designated to act as such Designee. The Designee shall act in accordance with the terms of this Order and the Designee Guidelines attached hereto as Appendix E;

(B)
Petitioner is hereby directed to (i) afford Board Staff, the Designee and the Financial Advisor the opportunity to participate directly, fully and in advance, in all negotiations regarding the proposed structuring, marketing, and pricing of the BGS Transition Bonds; (ii) provide information regarding the proposed offering on a timely basis in order to enable each of them to discharge their responsibilities to this Board; (iii) promptly advise any person or entity interested in participating in the proposed offering as an underwriter of the above terms and conditions of this Order; and (iv) permit the Financial Advisor, on behalf of the Board and its Staff, subject to the supervision of Board Staff, to participate in the selection of underwriter(s), trustee(s) and any other credit or financial parties required to complete the BGS Transition Bond Transaction and to review, comment upon, and recommend approval of, the terms of all transaction documents.

(C)
The Board hereby directs its Financial Advisor to recommend the rejection of any aspect of the BGS Transition Bond Transaction that does not comply with all of the criteria established in this Order. The Board’s Financial Advisor shall promptly advise Petitioner and Board Staff and the Board’s Designee if, in its opinion, any aspect of the BGS Transition Bond Transaction including, but not limited to, the structuring, marketing, and pricing of the BGS Transition Bonds is unreasonable or unlikely to result in the lowest BGS Transition Bond Charge consistent with market conditions existing at the time the BGS Transition Bonds are priced and the terms of this Order.

(D)
The Designee is hereby directed to deliver, within 24 hours of pricing of the BGS Transition Bonds and delivery by Petitioner of its Pricing Advice Certificate, his or her certification substantially in the form of Exhibit A attached hereto approving the structuring and pricing of the BGS Transition Bonds or a notification to the Petitioner that the Designee does not approve the BGS Transition Bond Transaction and setting forth the reasons supporting its disapproval; and

(E)
No delay or error in any filing by the Designee, or error in any such certificate or any information received by the Designee from the Petitioner, the Board’s Financial Advisor, the underwriter or Staff, will affect the validity of this BSCRO, the BGS Bondable Transition Property or the BGS Transition Bonds, or the finality or incontestability of the Designee’s approval of the BGS Transition Bonds.

20.     The issuance and sale of the BGS Transition Bonds through negotiation with underwriters, either through a public offering, a limited public offering under Rule 144A adopted by the SEC under the Securities Act or a private placement, with or without registration rights, is approved. The delivery by the Designee of his or her certification in the form of Appendix A shall constitute conclusive approval of the manner of offering of the BGS Transition Bonds.

21.     The SPE has the express authority to enter into interest rate swap arrangements in connection with any floating rate class of BGS Transition Bonds.

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Recovery of Bondable Stranded Costs

22.   In accordance with N.J.S.A. 48:3-69, BGS Transition Bonds will be recourse only to the credit and assets of the SPE. Investment income earned on the trust accounts held by the Bond Trustee may be used to satisfy current scheduled interest and principal payments on the BGS Transition Bonds and related expenses, to distribute to the SPE (as a return on equity) an amount equal to interest earnings on the capital account, to replenish the SPE’s equity and to satisfy the scheduled overcollateralization amount (if any). Any earnings in excess of amounts required to be held in such trust accounts or required to be remitted to the SPE as a return on equity will reduce the BGS Transition Bond Charge annually through the True-up Mechanism.

23.     Upfront Transaction Costs not to exceed $3.5 million are authorized to be recovered through the issuance of BGS Transition Bonds and Petitioners shall keep an accounting of all Upfront Transaction Costs.

24.     The Ongoing BGS Transition Bond Costs as described herein, including amounts owed under any interest rate cap, swap or collar arrangement which are not securitized, are authorized to be recovered through the BGS Transition Bond Charge.

Issuance Advice Letter

25.     Pursuant to N.J.S.A. 48:3-64(a)(3), not later than five business days after issuance and sale of the BGS Transition Bonds, Petitioner will notify the Secretary of the Board, in an Issuance Advice Letter substantially in the form of Appendix B hereto, of the initial BGS Transition Bond Charge and related BGS MTC-Tax (which are hereby approved), the expected amortization schedule approved in the Designee Certification and related matters. The Issuance Advice Letter will be automatically effective upon filing with the Secretary of the Board. No delay or error in such filing will affect the validity of this BSCRO, the BGS Bondable Transition Property or the BGS Transition Bonds.

Servicing of Transition Bonds

26.     Petitioner, as Servicer, is authorized to enter into a servicing agreement with the SPE, substantially as described in the Petition and as described in the SEC Filing or the offering memorandum and as provided to Staff and the FA, pursuant to which JCP&L agrees to continue to operate its distribution system to provide service to its customers, to impose, charge, collect and receive the BGS Transition Bond Charge with respect to BGS Bondable Transition Property for the benefit and account of such SPE or its assigns, and to account for and remit these amounts to or for the account of such SPE or its assigns in the manner described in the Petition.

27.     The TBC from the 2002 BSCRO and the BGS-TBC, together with their related MTC-Tax charges, will be combined with the non-utility generation charge on each non-residential customer’s bill as a single separate line item. In the case of residential customers, the TBC from the 2002 BSCRO and the BGS-TBC, together with their related MTC-Tax

NJBPU Docket No. EF03070532

charges, will be combined with the customer’s electric distribution charges as a single item. All bills will, in addition, contain in text or in a footnote a statement that such combined charges represent Bondable Transition Property sold pursuant to the 2002 BSCRO and BGS Bondable Transition Property sold pursuant to this BSCRO, and that such charges are being collected by Petitioner on behalf of the SPEs, as owners of their respective Bondable Transition Property.

28.     Collections from each customer will be applied first to sales taxes (which Petitioner will collect as trustee for the State and not for its own account or that of the SPE, and which are not “charges” for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated pro rata, based on the proportions that the aggregate transition bond charges, the related MTC-Tax and the Petitioner’s other charges bear to the total charges billed, (i) to the BGS Transition Bond Charge (or for so long as more than one series of transition bonds remains outstanding, to the aggregate transition bond charges for all series of transition bonds), (ii) to the BGS MTC-Tax (or for so long as more than one series of transition bonds remains outstanding, to the aggregate MTC-Tax for all series of transition bonds) and (iii) to the Petitioner’s other charges. For so long as more than one series of transition bonds remains outstanding, the portion of the payment that is allocated to the aggregate transition bond charges and the aggregate MTC-Tax will be further allocated among those respective series, pro rata, based on the amounts owed in respect of the transition bond charge and MTC-Tax related to each such series.

29.     The conditions with respect to the resignation or replacement of the Petitioner as Servicer will be described in the SEC Filing or the offering memorandum. Pursuant to N.J.S.A. 48:3-71(f), in the event of a default by a Servicer under any Servicing Agreement with respect to BGS Transition Bonds, upon application of the Bond Trustee, the Board will designate a successor Servicer for the BGS Bondable Transition Property, who will promptly assume billing and collection responsibilities for the BGS Transition Bond Charge and the BGS MTC-Tax. The Board will act on an expedited basis to designate within 30 days such successor Servicer. Such successor Servicer will assume all rights and obligations of the initial Servicer.

30.     The Board will only permit any successor Servicer to replace Petitioner as Servicer in any of its servicing functions with respect to the BGS Transition Bond Charge and the BGS Bondable Transition Property authorized by this BSCRO upon determining that approving or requiring such successor Servicer will not cause the then current credit ratings on BGS Transition Bonds to be withdrawn or downgraded.

31.     In the event that any gross negligence, recklessness, or willful misconduct by the Petitioner in the performance of its obligations under the Servicing Agreement results in any loss to Petitioner’s customers, the Board hereby expressly retains the authority to protect ratepayers through appropriate proceedings and, if justified, the adjustment of other rates of the Petitioner. As evidenced by its consent to the terms of this order, Petitioner agrees that it will not assert N.J.S.A. 48:3-65(b) or N.J.S.A. 48:3-74, to prevent such adjustment of other rates in any such subsequent proceeding.

32.     Any third party supplier (“TPS”) that proposes to collect the BGS Transition Bond Charge or the BGS MTC-Tax must (i) meet the creditworthiness criteria to be established by the Board, and at a minimum, the criteria set forth and approved below in this BSCRO; and (ii) comply with the billing, collection and remittance procedures and information access requirements set forth below.

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33.     The Board will only authorize a TPS to bill and collect the BGS Transition Bond Charge or the BGS MTC-Tax for remittance to the Servicer or the Petitioner, respectively, if (i) such TPS agrees to remit the full amount of all charges it bills to customers for services provided by the Petitioner or any successor electric public utility, together with the BGS Transition Bond Charge and the BGS MTC-Tax, regardless of whether payments are received from such customers, within 15 days of Petitioner’s or the Servicer’s bill for such charges, (ii) such TPS will provide the Servicer with total monthly kWh usage information for each customer in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance, and (iii) the Servicer will be entitled, within seven days after a default by the TPS in remitting any charges payable to Petitioner, together with the BGS Transition Bond Charge and the BGS MTC-Tax, to assume responsibility for billing all charges for services provided by Petitioner or any successor electric public utility, including the BGS Transition Bond Charge and the BGS MTC-Tax, or to transfer responsibility to a qualifying third party. In addition, if and so long as such TPS does not maintain at least a “Baa2” and “BBB” (or the equivalent) long term unsecured credit rating from Moody’s Investors Service or Standard & Poor’s Rating Services, respectively, such TPS shall maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months’ maximum estimated collections of all charges payable to the Servicer, including the BGS Transition Bond Charges and the BGS MTC-Tax, as reasonably estimated by Petitioner (or any such successor electric public utility or by the Servicer). In the event of a default in the remittance of any such charges by a TPS, any shortfall in collections of the BGS Transition Bond Charge or the BGS MTC-Tax will first be paid from any cash deposit or comparable security provided by such TPS, and then will be included in the periodic adjustment of the BGS Transition Bond Charge and the BGS MTC-Tax as described herein.

34.     Customers will continue to be responsible for payment to the Servicer of the BGS Transition Bond Charge and the BGS MTC-Tax billed by a TPS, to the extent such customer has not paid the BGS Transition Bond Charge or the BGS MTC-Tax billed to it. In the event of a failure of any customer to pay the BGS Transition Bond Charge or the BGS MTC-Tax, the Petitioner is authorized to shut-off power, or a successor Servicer is authorized to direct the electric public utility to shut-off power, to such customer subject to applicable law, including Board Orders and regulations then in effect.

35.     The Servicer will be entitled to an annual servicing fee equal to .125% (12.5 basis points) of the initial principal balance of the BGS Transition Bonds (the “Servicing Fee”). The Board approves the Servicing Fee as described herein. The Board also approves, in the event of a default by the Servicer6 , a higher annual Servicing Fee of any successor Servicer of up to 1.25% of the initial principal balance of the BGS Transition Bonds. If the Servicing Fee paid to Petitioner is greater than the actual incremental costs to service the BGS Transition Property, other rates of the Petitioner shall be adjusted to reflect the difference between actual servicing costs and the Servicing Fee.

36.     In the event that the Servicer remits BGS TBC collections less frequently than daily, Petitioner will credit ratepayers through an adjustment to the distribution charges, not less frequently than annually, with an amount equal to the earnings (calculated at the average daily

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federal funds rate during the monthly remittance period) on the average balances of such collections to (but not including) the remittance date to the Trustee.

The Transition Bond Charge: Establishment and Adjustment

37.     The formula used to calculate the BGS Transition Bond Charge and the BGS MTC-Tax and to periodically adjust the BGS Transition Bond Charge and MTC-Tax, as set forth on Appendix F hereto, is approved.

38.     Pursuant to N.J.S.A. 483-64, the initial WS Transition Bond Charge and the BGS MTC-Tax will be filed by Petitioner with the Secretary of the Board in the issuance Advice Letter and win be affective upon such filing, to be adjusted up or down, as necessary, by the True-Up Mechanism.

39.     In accordance with N.J.S.A., 48:3-64, the Servicer, on behalf of Petitioner and the pledgees or transferees of the BGS Bondable Transition Property, is authorized and required to file with the Secretary of this Board periodic formula-based 68 Transition Bond Charge adjustments, at least annually but not more frequently than quarterly, to the extant necessary to assure the full and timely recovery of an amount equal to the Periodic Payment Requirement Each adjustment of the BGS Transition Bond Charge shell be formula-based, shall be in the amount required to ensure receipt of revenues sufficient to provide for the full and timely recovery of BGS Transition Costs (as defined in EDECA), including, without limitation, the timely payment of principal of, and interest and acquisition or redemption premium on, the BGS Transition Bonds issued to finance such BGS Transition Costs. The periodic adjustments will be filed in substantially the form attached to this BSCRO as Appendix C.

40.     The Servicer shall propose each periodic adjustment of the BGS Transition Bond Charges in a filing with the Board made at least 30 days in advance of the date upon which the adjustment is requested to become effective. Each such proposed adjustment shall become effective on en interim basis on the date that it is requested to become effective absent a determination by the Board of manifest error in the application of the formula approved herein, and shall become final 60 days after filing, absent a Board Order to the contrary finding a manifest error in the application of the formula approved herein. "Manifest error" means an arithmetic error evident on the face of the filing.

41.     If necessary to ensure the timely recovery of the Periodic Payment Requirement and the BGS MTC-Tax, the Board will approve adjustments to the methodology as proposed by Petitioner in "non-routine" true-up filings as discussed hereinabove.

Use of Transition Bond Proceeds

42. Petitioner will use the proceeds of the BOB Transition Bonds, net of Upfront Transaction Costs, not to exceed $3.6 million, and any costs of credit enhancement for the BGS Transition Bonds paid from the proceeds, to reduce its BGS Transition Costs through the retirement of Petitioner's debt or equity, or both. JCP&L is authorized to apply the proceeds to retire debt equity or both, substantially as set forth in the Petition. No failure to apply the

NJBPU Docket No. EF03070532

proceeds in accordance with this ESCRO stall affect the sale of the BGS Bondable Transition Property or the right to collect the BGS Transition Bond Charges.

Approval of Servicing Agreement, Administration Agreement Sale Agreement and Other Agreements or Transactions

43.     Subject to the terms and conditions set forth herein, Petitioner's entering into a servicing agreement, an administration agreement, a sale agreement, and other Transition Bond transaction documents with the SPE, substantially final forms of the most significant of which have been provided to Staff and the FA, consistent with the terms of this Order and/or substantially as described in the SEC Filing or offering memorandum, and such other related transaction documents and other dealings between Petitioner and the SPE as contemplated therein and herein are authorized subject to review and approval by the Designee with input from the Financial Advisor and Board Staff. The Designee's approval shall be conclusively evidenced by the execution of the Designee Certification attached hereto as Appendix A.

Accounting for Certain Benefits

44.     Pursuant to N.J.S.A. 48:3-64, any amount of the BGS Transition Bond Charge held by the Bond Trustee in excess of those amounts necessary to fully recover the Periodic Payment Requirement will be applied as a credit to reduce the BGS Transition Bond Charge through the True-Up Mechanism, as described in the Petition, except that if more than one issue of transition bonds is sold, all such requirements with respect to all transition bonds will be aggregated for purposes of determining whether or not the total transition bond charges collected exceed the total of such requirements for all transition bonds.

46.     Upon retirement of all outstanding BGS Transition Bonds and payment of any related Ongoing BGS Transition Bond Costs, any remaining amounts held by the Bond Trustee will be released to the SPE and ultimately returned to the Petitioner as an equity distribution. At that time, Petitioner will credit to its customers against their distribution charges, or in such other manner as determined by the Board, any amounts so received from the SPE that exceed the sum of (i) the initial amount of the equity contribution to the SPE, (ii) the investment earnings on funds in the capital subaccount, and (iii) the amount of any unpaid BGS MTC-Tax. Any overcollected BGS MTC-Tax shall also be credited to Petitioner's electric customers against Petitioner's distribution charges.

Records

46.     Pursuant to N.J.S.A. 48:3-70, the Petitioner and any successor Servicer on its behalf shall maintain or cause to be maintained records of the BGS Transition Bond Charge and associated BGS MTC Tax collections which have been assessed and collected by Petitioner or its successor, as Servicer, under this BBCRO. Such records, and any records of a financing entity, will be made available by Petitioner for inspection and examination within a reasonable time upon demand therefore by the Board, Board Staff, or the related financing entity.

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BGS MTC-Tax Adjustments

47.     Pursuant to this Order, Petitioner is authorized to file with the Board proposals for mandatory periodic adjustments of the BGS MTC-Tax. Such adjustments shall be formula-based and shall initially be based on the BGS TBC formula attached hereto as Exhibit F. Such adjustments shall be made substantially in the same manner and at the same time as the True-Up Mechanism for the BGS Transition Bond Charge in order to insure receipt of revenues sufficient to recover the Tax Component. Unless the Petitioner or the Board proposes an adjustment to the formula used to calculate the BGS MTC-Tax, any proposed adjustment to the BGS MTC-Tax will become effective 30 days after filing absent manifest error (as defined above) and, in the absence of a Board Order to the contrary, will become final 60 days after filing. The initial amount of the BGS MTC-Tax will be filed with the Board as part of the Issuance Advice Letter and become effective upon such filing in the same manner and at the same time as the related initial BGS Transition Bond Charge. The periodic adjustments will be filed in substantially the form attached to this BSCRO as Appendix C.

48.     It is the express intention of the Board that the Petitioner shall not overrecover or underrecover the Tax Component. Accordingly, Petitioner shall adjust the formula used to calculate the BGS MTC-Tax to reflect changes in federal income tax or State corporate business tax rates (or local tax rates, if applicable) and any other changes to the application or interpretation of such laws, provided such changes are either “generic” (affect all taxpayers such as a prospective change in the tax rate) or are securitization-related, including the effect of any deductions reflecting the amortization of the Upfront Transaction Costs.

49.     Any proposed adjustment to the BGS MTC-Tax formula by the Petitioner shall be submitted to the Secretary of the Board no less than 60 days prior to its proposed effective date and shall become effective on the proposed effective date absent a Board Order to the contrary; provided, however, that the existing BGS MTC-Tax formula shall remain effective in the interim.

50.     As provided in N.J.S.A. 48:3-72(a)(4), Petitioner’s right to recover the Tax Component shall in no way affect or impair the legal true sale and absolute transfer of the BGS Bondable Transition Property to the SPE, or otherwise affect the legal rights and attributes of the BGS Bondable Transition Property under the EDECA or under this BSCRO.

Miscellaneous

51.     Pursuant to N.J.S.A. 48:3-68, this BSCRO will be effective only in accordance with the terms hereof and upon the written consent of Petitioner to all such terms.

52.     Pursuant to N.J.S.A. 48:3-74, the consideration or approval by the Board of a petition by Petitioner under EDECA, including this BSCRO and the periodic adjustment provided in N.J.S.A. 48:3-64, will be wholly separate from, and will not be utilized in the Board’s consideration of, any other ratemaking or other proceeding involving Petitioner, except as otherwise provided herein and in EDECA.

53.     Any holder of a BGS Transition Bond and the Bond Trustee, for the benefit of such holders, are entitled to the benefit of the pledges and agreements of the State of New

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Jersey set forth in EDECA and each of the Petitioner, the SPE and the Bond Trustee is authorized to include such representations, pledges and agreements in any registration statement or offering memorandum related to the BGS Transition Bonds or in any contract with the holders of the BGS Transition Bonds, the Bond Trustee or with any assignees.

54.     This BSCRO is issued subject to the following provisions, failure of compliance with any or all of which shall not affect the validity of this BSCRO, the BGS Bondable Transition Property or the BGS Transition Bonds, or the finality or incontestability of the Designee’s approval of the BGS Transition Bonds:

(1)	Petitioner shall promptly furnish the Secretary of the Board with copies of all documents as executed and filed with other regulatory agencies relating to the BGS Transition Bonds.

(2)
Not later than six months following issuance of the BGS Transition Bonds, Petitioner shall file with this Board a statement setting forth details with respect to the disbursement of net proceeds of the BGS Transition Bonds and their use in retiring debt or equity or both.

(3)
Petitioner shall file with this Board annually a statement setting forth details with respect to interest earning accruals on BGS TBC remittances retained by the Petitioner, as Servicer, and the proposed manner by which such accruals will be credited back to the Petitioner’s electric customers if required by Ordering Paragraph 36 hereof.

(4)
Not later than six months following issuance of the BGS Transition Bonds, Petitioner will file a statement reconciling (a) the actual Upfront Transaction Costs incurred by Petitioner and (b) the amount of Upfront Transaction Costs recovered from the proceeds of the BGS Transition Bonds. If the actual prudently-incurred Upfront Transaction Costs exceed the amount so recovered, such excess shall be eligible for recovery by Petitioner in a subsequent proceeding (or by adding it to JCP&L’s continuing deferred balance accumulation), or from any excess bond proceeds not applied to recover the actual Deferred BGS Balance as provided in paragraph (5) below. If the actual Upfront Transaction Costs are less than the amount financed, such difference shall be credited against the Petitioner’s other charge to the benefit of Petitioner’s electric customers (or applied to a reduction of JCP&L’s continuing deferred balance accumulation), or may be used to recover any Deferred BGS Balance which is not recovered from bond proceeds, as described in paragraph (5) below.

(5)
As part of the filing made pursuant to paragraph (4) above, Petitioner will file with the Board a statement reconciling (a) the actual July 31, 2003 net-of-tax Deferred BGS Balance outstanding as of the end of the month preceding the month of issuance of the BGS Transition Bonds; and (b) the amount of the net-of-tax Deferred BGS Balance recovered from the proceeds of the BGS Transition Bonds. If the actual Deferred BGS Balance exceeds the amount so recovered, such excess shall be eligible for recovery by Petitioner in a subsequent proceeding (or by adding it to JCP&L’s continuing deferred balance accumulation), or if so ordered by the Board, from any excess bond proceeds not applied to pay Upfront Transaction Costs, as provided in paragraph (4) above. This BSCRO will not be construed as a certification that the BGS Transition

NJBPU Docket No. EF03070532

      Bonds will be secured by tangible or intangible assets of commensurate value or investment costs.

(6)	As provided herein, the certification of the Designee, in accordance with N.J.S.A. 48:3-62(c), 48:3-62(g) and N.J.S.A. 48:3-64(a)(3) and the BSCRO, is final and uncontestable as of its date.

DATED:  June 8, 2006                     BOARD OF PUBLIC UTILITIES
                                          BY:

        /s/ Jeanne M. Fox
JEANNE M. FOX
PRESIDENT

/s/ Frederick F. Butler                                      /s/ Connie O. Hughes
FREDERICK F. BUTLER                                                                                 CONNIE O. HUGHES
COMMISSIONER                                                                                            COMMISSIONER

/s/ Joseph L. Fiordialiso                                         /s/ Christine V. Bator
JOSEPH L. FIORDIALISO                                                                               CHRISTINE V. BATOR
COMMISSIONER          COMMISSIONER

ATTEST:

/s/ Kristi Izzo
KRISTI IZZO
SECRETARY

NJBPU Docket No. EF03070532

CONSENT OF PETITIONER

Pursuant to N.J.S.A. 48:3-68, Petitioner hereby consents to all of the terms of this Bondable Stranded Costs Rate Order, this 9th day of June, 2006.

JERSEY CENTRAL POWER & LIGHT COMPANY BY: /s/ Harvey L. Wagner Harvey L. Wagner Vice President & Controller

NJBPU Docket No. EF03070532

Appendix A

[BPU LETTERHEAD]

DESIGNEE CERTIFICATION

(to be filed with the Secretary of the Board
within one business day after
the pricing of the BGS Transition Bonds)

BOARD OF PUBLIC UTILITIES (THE “BOARD”) OF THE STATE OF NEW JERSEY
SUBJECT: Certification for [BGS Transition Bonds (“BGS Transition Bonds”)] [hedging arrangement (“hedging arrangement”)] Pursuant to the Order of the Board dated June 8, 2006, Docket No. ER03020133 (the “BGS BSCRO”)

I, Commissioner Frederick F. Butler, (the “Designee”), in accordance with N.J.S.A. 48:3-62(b) and N.J.S.A. 48:3-62(a)(3) of the Electric Discount and Energy Competition Act, Chapter 23 of the Laws of 1999, as amended (“EDECA”), for the purpose of (a) establishing that the structuring and pricing of the BGS Transition Bonds*  assures that the customers of Jersey Central Power & Light Company (the “Company”) pay the lowest BGS Transition Bond Charges consistent with market conditions and the terms of the BGS BSCRO and (b) approving at the time of pricing of the BGS Transition Bonds [hedging arrangement and related terms of the BGS Transition Bonds], the terms and conditions of the BGS Transition Bonds [hedging arrangement and related terms of the BGS Transition Bonds], servicing fees, if any, with respect to the collection of such BGS Transition Bond Charges and the pledging, assignment and sale of BGS Bondable Transition Property in connection with the initial BGS Transition Bond Charge, HEREBY CERTIFY as follows:

1.   I have received and reviewed in accordance with the BGS BSCRO a copy of the Pricing Advice Certificate, a copy of which is attached hereto, and find that such certificate is in proper form as evidenced by such Order. I have also reviewed other information as I have deemed necessary to provide this certification. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the BGS BSCRO.

2.   The following are the terms of the BGS Transition Bonds:

Name of BGS Transition Bonds:_________
SPE:___________
Closing Date: _________

Amount Issued: _________
Interest Rates and Expected Amortization Schedule: See Attachment 1
Distributions to Investors (quarterly or semi-annually): ________

*  For a certification relating to hedging arrangements the words “establishing that the structure and pricing of the BGS  Transition Bonds” will be replaced with the words “establishing that the terms of the hedging arrangements which determine the certain pricing and structuring terms of the BGS Transition Bonds”.

Weighted Average Coupon Rate8 : ________
Weighted Average Yield9 :_________
Capital Amount: ________
Overcollateralization Amount:_______
Overcollateralization Schedule: See Attachment 1
New Jersey Statutory Corporate Business Tax Rate: __________
Federal Statutory Corporate Income Tax Rate: __________

3.   [Brief Description of Hedging Arrangement:]

4.   All such items are within the parameters established in the BGS BSCRO and in the Designee Guidelines in Appendix F to the BGS BSCRO. Accordingly, (a) the structuring and pricing of the BGS Transition Bonds [hedging arrangement and related terms of the BGS Transition Bonds] assures that the Company’s customers will pay the lowest BGS Transition Bond Charges consistent with market conditions and the terms of the BGS BSCRO and (b) the terms and conditions of the BGS Transition Bonds and the schedule of payments of principal and interest on the BGS Transition Bonds and overcollateralization requirements [the terms and conditions of the hedging arrangements and related terms of the BGS Transition Bonds] are approved.

THIS CERTIFICATION, in accordance with Sections 14(b)(4) and 15(a)(3) of the Act and the BGS BSCRO, is final and uncontestable as of its date, which is the pricing date of the [BGS Transition Bonds] [the hedging arrangement].

DATED:

_____________________________________

Designee

8  Weighted by modified duration and principal amount.
9  Weighted by modified duration and principal amount.

ATTACHMENT 1
EXPECTED AMORTIZATION SCHEDULE
(with coupons, prices, classes, if any, expected amortization schedule and stated maturities, call features, and scheduled overcollateralization requirements)

General Terms

Class	Price	Coupon	Fixed/Floating	Stated Maturity	Call Feature

Scheduled Amortization Requirement

Date	Class A-1	Class A-2	Class A-N

Schedule of Overcollateralization Requirement

Date	Required Overcollateralization Level

Appendix B

ISSUANCE ADVICE LETTER
[JCP&L Letterhead]

[To be filed with the Board of Public Utilities or its successor not later than five business days after the issuance and sale of the BGS Transition Bonds]

[DATE]

Kristi Izzo, Secretary
State of New Jersey
Board of Public Utilities
Two Gateway Center
Newark, New Jersey 07102

Re:  Docket No. ER03020133

Dear Secretary Izzo:

Pursuant to your Honorable Board's order in the above-captioned Docket (“BGS BSCRO”), Jersey Central Power & Light Company (“Company”) hereby transmits for filing this Issuance Advice Letter. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the BGS BSCRO.

In the BGS BSCRO, the Board directed the Company to file an Issuance Advice Letter when pricing terms of a series of BGS Transition Bonds have been established. This Issuance Advice Letter filing applies the methodology approved by the Board in the BGS BSCRO to establish the initial BGS Transition Bond Charge and initial BGS MTC-Tax. The terms of issuance are as follows:

1.  BGS Transition Bond Name:_________
2.  SPE Name:______________
3.  Trustee: _________
4.  Closing Date: _________
5.  Principal Amount of BGS Transition Bonds Issued: _________
6.  Deferred Balance Securitized:
7.  Upfront Transaction Costs: _______
8.  Interest Rates and Expected Amortization Schedule: See Attachment 1
9.  Distributions to Investors (quarterly or semi-annually): ________
10.   Annual Servicing Fee as a percent of the initial principal balance: ________
11.   Overcollateralization amount: _______________
12.   Overcollateralization Schedule: See Attachment 1_______
13.   Capital Amount: ________
14.   Brief description of any interest rate exchange agreement or other hedging arrangement:

Table I below shows the current assumptions for each of the variables used in the BGS Transition Bond Charge and BGS MTC-Tax calculation.

TABLE I
INPUT VALUES FOR INITIAL BGS TRANSITION BOND CHARGE AND BGS MTC-TAX

Forecasted annual kWh sales:________
Projected kWh to be delivered, billed and cash collected (000s)
Days Outstanding:_______
Percent of billed amounts expected to be charged-off:____________
Forecasted annual Ongoing Transition Bond Costs (including any hedging costs): ________
Required annual overcollateralization amount: ________
Current Transition Bond outstanding balance: ________
Scheduled Transition Bond outstanding balance as of ___/___/___:_____
New Jersey Statutory Corporate Business Tax Rate: __________
Federal Statutory Corporate Income Tax Rate: __________

Based on the approved formula, the initial BGS Transition Bond Charge is ________ ¢/kWh and the initial BGS MTC-Tax is ________¢/kWh

In accordance with the BGS BSCRO, the BGS Transition Bond Charge and BGS MTC-Tax shall be automatically effective when this Issuance Advice Letter is filed and will continue to be effective.

Respectfully submitted,

[                                  ]

Attachments

ATTACHMENT 1
EXPECTED AMORTIZATION SCHEDULE
(with coupons, prices, classes, if any, expected amortization schedule and stated maturities, call features and scheduled overcollateralization requirements)

A. General Terms

Class	Price	Coupon	Fixed/Floating	Stated Maturity	Call Feature

Scheduled Amortization Requirement

Date	Class A-1	Class A-2	Class A-N

Schedule of Overcollateralization Requirement

Date	Required Overcollateralization Level

Appendix C

TRUE-UP LETTER

[JCP&L Letterhead]

[date]

Kristi Izzo, Secretary
State of New Jersey
Board of Public Utilities
Two Gateway Center
Newark, New Jersey 07102

Re:  Docket No. ER03020133

Dear Secretary Izzo:

Pursuant to your Honorable Board's order in the above-captioned Docket (“BGS BSCRO”), Jersey Central Power & Light Company (“Company”) as Servicer of the BGS Transition Bonds or any successor Servicer and on behalf of the trustee as assignee of the SPE shall apply at least annually for mandatory periodic adjustment to the BGS Transition Bond Charge and BGS MTC-Tax. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the BGS BSCRO.

Each such adjustment shall be proposed in a filing (“True-Up Letter”) with the Board at least 30 days in advance of the date upon which it is requested to be effective (which effective date hereunder is _________________). The proposed adjustment to the BGS Transition Bond Charge will become effective on an interim basis on such date and, in the absence of a Board Order to the contrary finding manifest error in the calculation, will become final 60 days after the filing. The proposed adjustment to the BGS MTC-Tax, absent a proposed change in the formula, will become effective on an interim basis on the date on which it is requested to be effective and, in the absence of a Board order to the contrary correcting manifest error in the calculation, will become final 60 days after the filing.

Using the formula approved by the Board in the BGS BSCRO (or in effect pursuant to the True-Up Letter dated _______), this filing modifies the variables used in the BGS Transition Bond Charge and BGS MTC-Tax calculation and provides the resulting modified BGS Transition Bond Charge and BGS MTC-Tax. Table I shows the revised assumptions for each of the variables used in calculating the BGS Transition Bond Charge and BGS MTC-Tax. The assumptions underlying the current BGS Transition Bond Charge and BGS MTC-Tax were filed by the Company in an Issuance Advice/True-Up Letter dated ________________.

Based on the approved formula, the proposed BGS Transition Bond Charge is ______ ¢/kWh and the resulting BGS MTC-Tax is ______ ¢/kWh.

Respectfully submitted,

[                                    ]

Attachment

TABLE I
INPUT VALUES FOR ADJUSTED BGS TRANSITION BOND CHARGE AND BGS MTC-TAX

Forecasted annual kWh sales:______
Projected kWh to be delivered, billed and cash collected (000s):_________
Days outstanding:________
Percent of billed amounts expected to be charged-off:_______

1.    Under-collection of prior principal amount _______
2.    Upcoming collection of current principal amount _______
3.    Under-collection of prior interest amount ____
4.    Upcoming collection of current interest amount _______
5.    Under-collection of prior over-collateralization amount _______
6.    Upcoming collection of current over-collateralization amount _______
7.    Under-collection of prior tax component amount _______
8.    Upcoming collection of current tax component amount _______
9.    Deficiency in required capital amount _______
10.  Amount in reserve account ________
11.  Upcoming period servicing and administration fees (including hedging costs, if any) _______
12.  New Jersey Statutory Corporate Business Tax Rate ___________
13.  New Jersey Sales Tax Rate _________
14.  Federal Statutory Corporate Income Tax Rate___________

Appendix D

PRICING ADVICE CERTIFICATE
[JCP&L Letterhead]
[To be filed not later than the date of pricing of the BGS Transition Bonds]

[DATE]

[Kristi Izzo, Secretary
State of New Jersey
Board of Public Utilities
Two Gateway Center
Newark, New Jersey 07102]

and

[Board Designee]

Re: Docket No. ER03020133

Dear Secretary Izzo:

Pursuant to your Honorable Board's order in the above-captioned Docket (“BGS BSCRO”), Jersey Central Power & Light Company (“Company”) hereby transmits for filing this Pricing Advice Certificate. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the BGS BSCRO.

In the BGS BSCRO, the Board requires the Company to file a Pricing Advice Certificate when pricing terms for a series of BGS Transition Bonds and the pricing of any hedging arrangement in advance of the issuance of BGS Transition Bonds have been approved by the Company. The proposed terms of pricing and issuance of the [BGS Transition Bonds] [hedging arrangement] are as follows:

Name of BGS Transition Bonds: __________
SPE: __________
Closing Date: __________
Amount of Upfront Transaction Costs securitized: __________
Interest Rates and Expected Amortization Schedule: See Attachment 1
Distributions to Investors (quarterly or semi-annually): __________
Annual Servicing Fee as a percent of initial principal balance: __________
Weighted Average Coupon Rate10 : __________
Annualized Weighted Average Yield11 : __________
Capital Amount: __________
New Jersey Sales Tax Rate: _______
Federal Statutory Corporate Income Tax Rate: ________
Overcollateralization Amount: __________

10  Weighted by modified duration and principal amount.
11  Weighted by modified duration and principal amount.

      Overcollateralization Schedule: See Attachment 1

The Company hereby certifies that to the best knowledge, information and belief of the Company, its officers, agents and employees after reasonable inquiry, the selection of a negotiated sale of the Transition Bonds, through [a public offering]/[ or a limited public offering under Rule 144A adopted by the Securities and Exchange Commission under the Securities Act of 1933], has resulted in the highest possible bond ratings and the lowest possible interest and transaction costs consistent with market conditions and the terms of the BGS BSCRO.

The Company hereby certifies that: (i) all proposed terms of pricing and issuance of the BGS Transition Bonds and/or [the hedging arrangement] are within the parameters established in the BGS BSCRO and the Designee's Guidelines attached as Appendix F to the BGS BSCRO [and] (ii) the structuring and pricing of the BGS Transition Bonds and/or [the hedging arrangement] assures that the Company's customers will pay the lowest BGS Transition Bond Charges consistent with market conditions and the terms of the BGS BSCRO [or (iii) the hedging arrangement reasonably protects ratepayers against interest rate increases which may occur after the date hereof.]

The Company's certification provided in clause (ii) or (iii) above is based, in part, upon representations provided to the Company by its Lead Underwriter for the BGS Transition Bonds, Goldman, Sachs & Co.

Respectfully submitted,

[                                     ]

Attachments

ATTACHMENT 1
EXPECTED AMORTIZATION SCHEDULE

(with coupons, prices, classes, if any, expected amortization schedule and stated maturities, call features, and scheduled overcollateralization requirements)

A.     General Terms

Class	Price	Coupon	Fixed/Floating	Avg. Life	Stated Maturity	Call Features If Any

B.     Scheduled Amortization Requirement

Date	[Class]	[Class]	[Class]	[Class]

C.     Schedule of Overcollateralization Requirement

Date	Required Overcollateralization Level

Appendix E

Designee Guidelines

Docket No. ER03020133

The Designee is empowered to agree to the terms and conditions of the BGS Transition Bonds to be issued to recover a portion of the Basic Generation Service Transition Costs of Jersey Central Power & Light Company (the “Company”), and to certify that the structuring and pricing of the BGS Transition Bonds assure that the ratepayers will pay the lowest BGS Transition Bond Charges consistent with market conditions and the terms of the BGS BSCRO; provided, however, that the Designee cannot approve the terms and conditions or deliver such certification if the terms and conditions of the structuring and pricing of the BGS Transition Bonds fall outside the parameters set forth below:

Bond Size	Not to exceed $_____________
Bond Maturity	The scheduled amortization upon issuance of the BGS Transition Bonds will be up to 15 years, and the final legal maturity will be up to two additional years.
Amortization	Set to provide substantially equal forecasted kilowatt-hour charges (including the BGS Transition Bond Charge and MTC-Tax).
Payment Dates	The first payment of principal and interest shall be scheduled to occur within 11 months of issuance and payments of principal and interest otherwise shall be no less frequent than semi-annually.
Capital Account and Over-Collateralization
The Company shall capitalize the SPE at no less than .50% of the initial principal amount of the BGS Transition Bonds. The BGS Transition Bond Charge shall include over-collateralization in amounts sufficient to build up to no more than 0.50% of the initial principal amount of the BGS Transition Bonds.

Underwriting
Either public underwriting or limited public offering under Rule 144A, by way of a negotiated sale. Use of customary practices in the syndication and underwriting process for the execution of an asset-backed securitization of this size and credit quality.

Floating Rate Bond Hedging Arrangement
If the Company proposes to cause the issuer to issue floating rate bonds which are swapped to a fixed rate then any such swap shall be competitively bid among no less than three (3) qualified swap counterparties and the issuer shall accept the lowest responsible bid taking into account the trading value of the counterparties. [A swap counterparty shall be deemed a qualified swap counterparty if the rating of the counterparty is at least AA-/Aa3.]

E-1

Hedging Arrangement
The Designee may authorize a Hedging Arrangement if (a) the Company notifies the Designee and the Board’s Financial Advisor that if the BGS Transition Bonds were to be issued as of the date of such notification the expected average weighted yield on the BGS Transition Bonds would produce incremental net present value savings; (b) the Board’s Financial Advisor concurs with such analysis; and (c) the Company indicates its intention to initiate a Hedging Arrangement as soon as practicable thereafter.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the BGS BSCRO.

The terms and conditions described therein are hereby approved with such modifications and amendments as are acceptable to the Designee relying upon the written advice and recommendations of the Board’s Financial Advisor (collectively, the “Designee Guidelines”).

E-2

Appendix F
Revised Exhibit E-Supplement to the Petition

Revised
Attachment E-1-
Supplement      Debt Design

Revised
Attachment E-2-
Supplement BGS       Transition Bond Charge: Charge Development and True-up; BGS MTC-Tax: Charge Development and
               True-up

Attachment E-3       Development of BGS Transition Bond Charge, BGS MTC-Tax and True-up Methodology

Attachment E-3

Development of the BGS Transition Bond Charge,
BGS MTC-Tax and True-up Methodology

The BGS TBC is designed to ensure full and timely recovery of all Bondable Stranded Costs including finance charges and related costs. A separate BGS MTC-Tax is designed to recover all income taxes associated with the BGS TBC and the related BGS MTC-Tax revenues. The BGS TBC which is designed to service the BGS Transition Bonds is computed first and then the BGS MTC-Tax which is designed to recover the tax on the BGS TBC and the gross-up on such tax is developed taking into account the projected billed BGS TBC, projected Transition Bond interest expense accrued, the current statutory Federal income tax rates, the current state corporate business tax rate, if applicable, and projected collections of the BGS MTC-Tax. The detailed mechanics of this procedure are described below:

Phase 1 - Development of BGS Transition Bond Charge: Attachment E-2

The BGS TBC is developed as follows: A total Transition Bond requirement is developed by deriving the total cash requirement necessary to service all of the SPE's obligations. These obligations include, but are not limited to, principal on BGS Transition Bonds, interest on BGS Transition Bonds, Servicing Fee, the overcollateralization amounts, rating agency fees, trustee fees, accounting/legal fees, and miscellaneous costs, any unpaid amounts related thereto from the prior payment date and any true-up amount computed below (note that there will be no true-up adjustment used in developing the initial charge) less any BGS TBC collections expected to be received in the current period from prior BGS TBC billings. The total of these obligations results in the BGS TBC required to be billed and collected during the upcoming period. That result is then divided by the projected kWhs of electric distribution through-put expected to be billed and collected from ratepayers during the corresponding period. The result is a charge per kWh that will generate the expected collections necessary to pay required debt service and expenses and account for prior period shortfalls or excesses. The resulting BGS TBC is multiplied by 1 plus the New Jersey state sales tax rate to appropriately include sales tax in the charge.

Phase 2 - Tax Gross-up Adjustment: BGS MTC- Tax - Attachment E-2

The first step of the calculation of the BGS MTC-Tax is to compute the income tax due on the net projected BGS TBC and BGS MTC-Tax revenue (excluding sales tax). This computation is made as follows: (i) add projected BGS TBC and BGS MTC-Tax charges to be billed to ratepayers during the upcoming period to determine total accruable taxable revenue (note that this requires an iterative computation since the BGS MTC-Tax charges billed are an input into the equation and also a function of the resulting BGS MTC-Tax charge rate); (ii)  from total accruable taxable revenue, subtract projected accrued interest on the BGS Transition Bonds for the period, any accruable fees for administrative or servicing services to be provided to the SPE, any tax deductible amortization of BGS Transition Bond issuance costs (limited, in the aggregate, to the amount recoverable through the BGS TBC), any deductible expenses or losses on the debt retired by BGS Transition Bond proceeds (limited, in the aggregate, to the amount recoverable through the BGS TBC), and any projected allowable deduction for uncollectible accounts which subtraction results in Federal taxable income; (iii) multiply this amount by the statutory regular Federal and New Jersey state income tax rates in effect for the period, currently aggregating 40.85%, and the result is Federal and New Jersey state income tax; (iv) the result is then divided by projected kWh’s of electric distribution through-put expected to be billed and collected from ratepayers during the corresponding period; (v) the result is a charge per kWh that will generate the expected collections necessary to pay the forecasted tax liability resulting from the net combined charge revenues in the upcoming period. The resulting BGS MTC-Tax charge is multiplied by 1 plus the New Jersey state sales tax rate to appropriately include sales tax in the charge.

Phase 3 - Computing True-up Adjustments

True-up adjustments are designed to adjust the charges to ensure that the principal and interest of the BGS Transition Bonds, related fees and taxes are fully and timely recovered from the ratepayers and that ratepayers pay no more than is required to satisfy these costs. As in the case of the development of the BGS TBC and BGS MTC-Tax, the true-up adjustments are completed in two steps - step one for the BGS TBC and step two for the BGS MTC-Tax.

Step 1: BGS TBC True-up Adjustment

The BGS TBC is to be adjusted at least annually to ensure full and timely recovery of all Bondable Stranded Costs, finance charges and related costs. The adjustment is computed as follows:

1. BGS TBC Shortfalls: BGS TBC collections are remitted to the Bond Trustee and used to service the BGS Transition Bonds and pay related expenses. To the extent BGS TBC collections are insufficient to fund required debt service, the Bond Trustee will fund the shortfall first with any excess collection from the prior period, then from funds held by the Bond Trustee in the Overcollateralization Subaccount and then with equity capital of the SPE held in the Capital Subaccount. If these additional amounts are not sufficient to fund debt service, the

Bond Trustee will pay interest on the BGS Transition Bonds first and then principal to the extent there are funds remaining. To the extent overcollateralization or equity funds are used to service debt, these amounts will be added as a true-up adjustment to be factored in to the subsequent period’s BGS TBC to fully replenish those accounts to their scheduled amounts within the next 12-month period, or, in the case of monthly or quarterly true-ups, such shorter period, consistent with the true-up period, as the Servicer may specify. In addition, any principal shortfall will be added to the subsequent year’s BGS TBC via the true-up.

2. BGS TBC Over-Collections: To the extent BGS TBC collections are in excess of the amount needed for the current period, such excess will be retained in the Reserve Subaccount maintained by the Bond Trustee. Such excess will be invested by the Bond Trustee in eligible investments and retained by the Bond Trustee until it is required to service debt, replenish accounts to their scheduled levels or until the next periodic true-up, whichever comes first. Any balance in the Reserve Subaccount including interest on hand at the time of a periodic true-up is subtracted as a true-up adjustment in determining the subsequent period’s BGS TBC.

3. Investment Earnings: Investment Earnings on the trust accounts held by the Bond Trustee (other than the Capital Subaccount) will be used to service debt or fund or replenish the trust accounts to their required levels and, if not needed for that purpose, will be retained in the Reserve Subaccount and will be subtracted as a true-up adjustment as of the next true-up date.

4. Periodic True-up: On at least an annual basis, any true-up adjustment, addition or subtraction, computed above will be used to develop a new BGS TBC rate for the upcoming period. This amount will be added to or subtracted from the amount of required debt service used in developing the BGS TBC for the subsequent period described in Phase 1 above.

Step 2 - MTC-Tax True-up Adjustment

1. Compute Income Tax Liability: Using the methodology described in Phase 2 above, compute the income tax associated with net combined charges for the prior period by substituting actual amounts for the prior period for the projected amounts.

2. Compute Tax True-up amount: Subtract the tax liability computed in 1 above from the actual BGS MTC-Tax collections for the same period to derive the shortfall or over-collection with respect to taxes. Interest will be added to any over or under collection to ensure that no party is economically harmed by any such over or under-collection. The net adjustment plus accrued interest will be added or subtracted to the projected amount of total income tax associated with net combined charges used in developing the BGS MTC-Tax charge for the subsequent period described in Phase 2 above.